EXHIBIT 10.23

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
LIN DIGITAL MEDIA LLC
AND
FMPL HOLDINGS, INC.,

THE SOLE STOCKHOLDER OF
FEDERATED MEDIA PUBLISHING, INC.
DATED AS OF JANUARY 27, 2014

Page

ARTICLE 1	PURCHASE AND SALE 2

1.1	Purchase and Sale 2

1.2	Purchase Price 2

1.3	Payments at Closing 2

1.4	Net Working Capital Adjustment 2

1.5	Minimum Cash 5

1.6	Withholding 5

ARTICLE 2	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER 5

2.1	Authorization 5

2.2	Title to Securities 5

2.3	Consents and Approvals 5

2.4	No Violation 6

2.5	No Brokers or Finders 6

2.6	Litigation 6

ARTICLE 3	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY 6

3.1	Authorization; Organization; Good Standing 7

3.2	Capitalization 7

3.3	Consents and Approvals 7

3.4	No Violation 7

3.5	Brokers or Finders 8

3.6	Financial Statements and Financial Data 8

3.7	Absence of Undisclosed Liabilities 8

3.8	Absence of Changes or Events 9

3.9	Assets 10

3.10	Proprietary Rights 11

3.11	Contracts 13

3.12	Litigation 14

3.13	Compliance with Applicable Laws 14

3.14	Licenses and Permits 14

3.15	Health, Safety and Environment 14

3.16	Taxes 15

3.17	Insurance Policies 18

3.18	Employee Benefit Plans 18

3.19	Employees; Labor Relations 21

3.20	Transactions with Related Parties 21

3.21	Real Property 21

3.22	Suppliers, Publishers and Customers 22

3.23	Bank Accounts 23

3.24	Trade Names; Business Locations 23

(continued)

Page

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER 23

4.1	Buyer Organization 23

4.2	Authorization 23

4.3	Consents and Approvals 24

4.4	No Violation 24

4.5	No Brokers or Finders 24

4.6	Litigation 24

4.7	Investment Intent 24

4.8	Cash Resources 24

ARTICLE 5	INDEMNIFICATION 24

5.1	Survival 24

5.2	Indemnification by Seller 25

5.3	Indemnification by Buyer 25

5.4	Indemnification Procedure 26

5.5	Certain Limitations 28

5.6	Materiality Qualifiers 31

5.7	Indemnification as Sole Remedy 32

5.8	Investigation 32

5.9	Payment 32

5.10	Purchase Price Adjustment 32

ARTICLE 6	CLOSING 32

6.1	Closing 32

6.2	Deliveries by Seller 33

6.3	Deliveries by Buyer 35

ARTICLE 7	CONDITIONS TO CLOSING; TERMINATION 36

7.1	Conditions to Each Party’s Obligations 36

7.2	Conditions to Obligation of Buyer 36

7.3	Conditions to Obligation of Seller 37

7.4	Termination 37

7.5	Effect of Termination 38

ARTICLE 8	COVENANTS AND OTHER AGREEMENTS 38

8.1	Conduct of Business 39

8.2	Exclusivity 39

8.3	Access to Records 39

8.4	Notice of Developments 39

(continued)

Page

8.5	Third Party Notices and Consents 39

8.6	Restrictive Covenants 40

8.7	Agreements Regarding Tax Matters 43

8.8	Employee Benefit Matters 46

8.9	Indemnification of Company Directors and Officers; Insurance Matters 47

8.10	Post-Closing Distributions by Seller 48

8.11	Further Assurances 48

8.12	General Release 49

8.13	Accounts Payable and Accounts Receivable 49

8.14	Use of Name 49

8.15	Financial Information 49

8.16	Accounting Assistance 50

8.17	Business Information 50

ARTICLE 9	MISCELLANEOUS 51

9.1	Notices 51

9.2	General Definitions 52

9.3	Third Parties 60

9.4	Expenses 60

9.5	Amendment; Wavier 61

9.6	Governing Law 61

9.7	Assignments 61

9.8	Headings 61

9.9	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial 61

9.10	Construction 62

9.11	Public Announcements 62

9.12	Interpretive Matters 62

9.13	Invalid Provisions 63

9.14	Counterparts; Deliveries 63

9.15	Entire Agreement 63

INDEX OF DEFINED TERMS
(continued)
Term    Section

2013 Financial Statements    Section 3.6(a)(ii)
2013 Note and Warrant Purchase Agreement    Section 9.2
2013 Notes and Warrants    Section 9.2
2013 Warrants    Section 9.2
Accountants    Section 1.4(e)
ACJA    Section 3.16(s)
Adverse Consequences    Section 9.2
Affiliate    Section 9.2
Affiliated Group    Section 9.2
Agreed Accounting Principles    Section 3.6(a)
Agreement    Preamble
Agreement Date    Preamble
AGUB    Section 8.7(g)(iii)
Allocation Notice of Objection    Section 8.7(g)(iii)
Allocation Review Period    Section 8.7(g)(iii)
Allocations    Section 8.7(g)(iii)
Annual Financial Statements    Section 3.6(a)(i)
Balance Sheet    Section 3.6(a)(ii)
Base Amount    Section 1.2
Boing Boing Extension Payment    Section 9.2
Business    Recitals
Business Assets    Recitals
Business Liabilities    Section 9.2
Buyer    Preamble
Buyer Accounting Expenses    Section 8.15(d)
Buyer Indemnified Parties    Section 9.2
Buyer Plans    Section 8.8(a)
Buyer Tax Claim    Section 8.7(f)
Buyer Transition Services Agreement    Section 9.2
Buyer Welfare Plans    Section 8.8(c)
Cap    Section 5.5(c)
Claim Notice    Section 5.4(f)
Claims    Section 8.12
Closing    Section 6.1
Closing Date    Section 6.1
Closing Schedule    Section 1.4(c)
COBRA    Section 3.18(i)
Code    Section 9.2
Company    Recitals
Company Indemnitees    Section 8.9(a)
Company Intellectual Property    Section 3.10(c)
Company Scheduled Intellectual Property    Section 3.10(a)
Company Transaction    Section 8.2
Confidential Information    Section 9.2

INDEX OF DEFINED TERMS
(continued)
Term    Section

Continuing Employee    Section 8.8(a)
Contracts    Section 9.2
Contribution Agreement    Recitals
Deferred Revenue    Section 9.2
Deficiency Amount    Section 1.4(f)(i), Section 5.5(h)
DSP    Section 8.6(b)
Effect    Section 9.2
Employee Benefit Plan(s)    Section 3.18(a)
Employee Performance Bonuses    Section 9.2
Environmental and Safety Requirements    Section 9.2
ERISA    Section 9.2
ERISA Affiliate    Section 9.2
Escrow Agent    Section 1.3(b)
Escrow Agreement    Section 1.3(b)
Escrow Amount    Section 1.3(b)
Escrow Funds    Section 1.3(b)
Estimated Net Working Capital    Section 1.4(b)
Final Determination    Section 5.9
Final Net Working Capital    Section 1.4(e), Section 1.4(e)
Financial Statements    Section 3.6(a)
FM Confidential Information    Section 9.2
Form 8023    Section 8.7(g)(ii)
Form 8883    Section 8.7(g)(ii)
Fundamental Representations    Section 9.2
GAAP    Section 9.2
Governmental Authority    Section 9.2
Hazardous Material    Section 9.2
HIPAA    Section 3.18(i)
Income Tax Return    Section 9.2
Income Taxes    Section 9.2
Indebtedness    Section 9.2
Indemnified Party    Section 5.4(a)
Indemnifying Party    Section 5.4(a)
Insurance Policies    Section 3.17
Insurance Recovery    Section 5.5(m)
Intellectual Property    Section 9.2
Knowledge    Section 9.2
Law    Section 9.2
Liabilities    Section 9.2
Liens    Section 1.1
Lijit    Recitals
Lijit Business    Section 9.2
Lijit Confidential Information    Section 9.2
Material Adverse Effect    Section 9.2

INDEX OF DEFINED TERMS
(continued)
Term    Section

Material Contracts    Section 3.11(a)
Media Trading    Section 9.2
Minimum Cash Amount    Section 1.4(a)
Net Recovery    Section 5.5(m)
Net Working Capital    Section 1.4(a)
Net Working Capital Target    Section 1.4(a)
Nonqualified Deferred Compensation Plan    Section 3.16(s)
Party    Section 9.2
Patents    Section 9.2
Per Claim Threshold    Section 5.5(a)(ii)
Permits    Section 9.2
Permitted Liens    Section 9.2
Person    Section 9.2
Platform Services    Section 9.2
Pre-Closing Period    Section 8.7(a)(i)
Pre-Closing Taxes    Section 8.7(a)(ii)
Proceeding    Section 9.2
Programmatic Advertising    Section 8.6(b)
Protest Notice    Section 1.4(d)
Purchase Price    Section 1.2
Real Property    Section 3.21(b)
Real Property Leases    Section 3.11
Related Party    Section 9.2
Related Party Transaction    Section 9.2
Release    Section 9.2
Released Publisher    Section 8.6(c)
Releasees    Section 7.4
Releasing Parties    Section 7.4
Reorganization    Recitals
Representatives    Section 9.2
Restricted Publishers    Section 8.6(c)
Restructuring    Recitals
San Francisco Lease    Section 6.2(o)
SEC    Section 8.15(a)
Section 333(e) Election    Section 8.7(g)(i)
Section 336(e) Allocation    Section 8.7(g)(iii)
Section 338(h)(10) Allocation    Section 8.7(g)(iii)
Section 338(h)(10) Election    Section 8.7(g)(i)
Securities    Recitals
Seller    Preamble
Seller Accounting Expenses    Section 8.15(c)
Seller Indemnified Parties    Section 9.2
Seller Tax Claim    Section 8.7(f)
Seller Taxes    Section 9.2

INDEX OF DEFINED TERMS
(continued)
Term    Section

Seller Transaction Expenses    Section 9.2
Seller Transition Services Agreement    Section 9.2
Software    Section 9.2
Special Claims     Section 5.2(a)
Straddle Period    Section 8.7(a)(ii)
Straddle Tax Return    Section 8.7(a)(ii)
Subsidiary    Section 9.2
Systems    Section 3.10(f)
Tax    Section 9.2
Tax Claim    Section 8.7(f)
Tax Returns    Section 9.2
Term    Section 8.6(b)
Third Party Claim    Section 5.4(a)
Threshold    Section 5.5(a)(i)
Trademarks    Section 9.2
Transaction Document    Section 9.2
Transfer Taxes    Section 8.7(e)
Treasury Regulations    Section 9.2
U.S.    Section 9.2
United States    Section 9.2
Unregistered Trademarks    Section 3.10(a)
WARN Act    Section 3.19

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 27, 2014 (the “Agreement Date”), is by and between LIN Digital Media LLC, a Delaware limited liability company (“Buyer”), and FMPL Holdings, Inc., a Delaware corporation (“Seller”).
RECITALS
Prior to the date hereof, Seller and Federated Media Publishing, Inc., a Delaware corporation (the “Company”), completed a restructuring as a result of which Seller became the owner of 100% of the capital stock of the Company (such transaction, the “Reorganization”) and certain assets and liabilities of the Company have been transferred and assigned to Lijit Networks, Inc., a subsidiary of the Company (“Lijit”), pursuant to the Contribution Agreement, dated as of January 27, 2014, by and between the Company and Lijit (the “Contribution Agreement”). It is intended that, following the execution of this Agreement and prior to the closing of the transactions contemplated hereby, the Company will distribute all of the shares of capital stock owned by the Company in Lijit and in FMP Canada Inc. to Seller such that Lijit and FMP Canada Inc. will become direct, wholly-owned Subsidiaries of Seller and that the Company will further distribute the assets set forth on the Schedule of Distributed Assets to Seller and Seller will assume certain liabilities of the Company pursuant to an Assignment and Assumption Agreement to be entered into between the Company and Seller (the “Assignment and Assumption Agreement”). The transactions described above shall be collectively referred to herein as the “Restructuring.” As part of the Restructuring, the Company is assigning all assets of the Company that do not constitute Business Assets (as defined below), including all those assets of the Company that are primarily used in the Lijit Business, to Seller and/or Lijit, and the Company will remain the holder of those assets that are primarily used in and necessary for the conduct of the Company’s content creation, content marketing and/or direct sales activities with respect to any form of monetized media derived from guaranteed, non-preemptible impressions and guaranteed placements with digital media publishers in any format, including display, video, text links or “pay-per-click” (the “Business”), including, but not limited to, publisher agreements, sales and vendor contracts, employees, and the Federated Media trademark and brand (but excluding, for the avoidance of doubt, any assets listed on Schedule 3.9(a)) (the “Business Assets”).
Following consummation of the Restructuring and on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, free and clear of any and all Liens, 100% of the outstanding capital stock of the Company (the “Securities”).
AGREEMENT
In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE
1.1    Purchase and Sale. On the terms and conditions herein set forth, at the Closing, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer all right, title and interest in the Securities, free and clear of any and all liens, security interests, claims, mortgages, pledges, assessments, covenants, burdens and other encumbrances of every kind (“Liens”), and Buyer hereby agrees to acquire from Seller all right, title and interest in the Securities, free and clear of any and all Liens.
1.2    Purchase Price. The aggregate purchase price for the Securities and the rights and benefits conferred herein (the “Purchase Price”) shall be $22,400,000 (the “Base Amount”), plus or minus, as the case may be, an adjustment amount as determined in accordance with Section 1.3(c) and Section 1.4.
1.3    Payments at Closing. On the terms and conditions herein set forth, at the Closing:
(a)    Buyer shall pay to the applicable obligees thereof, on behalf of the Company and Seller and for their account, the amount of all Indebtedness upon the Closing and the Seller Transaction Expenses set forth in the certificate delivered pursuant to Section 6.2(e) which such amounts become due and payable, an estimate of which is set forth on Schedule 1.3(a) hereto;
(b)    Buyer shall deposit an amount equal to $3,360,000 (the “Escrow Amount”) with Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), and such funds plus all income accrued thereon (the “Escrow Funds”) shall be maintained by Escrow Agent to secure Seller’s obligations under this Agreement and shall be administered and payable in accordance with an escrow agreement by and among Seller, Buyer and the Escrow Agent (the “Escrow Agreement”); and
(c)    Buyer shall pay to Seller an aggregate amount equal to (i) the Base Amount, minus (ii) the amount of all Indebtedness and Seller Transaction Expenses set forth in the certificate delivered pursuant to Section 6.2(e), minus (iii) the Escrow Amount, minus (iv) the amount by which the Deferred Revenue of the Company is greater than $150,000, plus (v) the amount by which the Deferred Revenue of the Company is less than $150,000, plus or minus, as the case may be, (vi) an adjustment amount as determined in accordance with Section 1.4(b). Such payment shall be made by wire transfer of immediately available funds to the account designated in writing by Seller.
1.4    Net Working Capital Adjustment.
(a)    Definitions. “Net Working Capital” means the difference, as of 11:59 p.m. Pacific Standard Time on the Closing Date, between (i) those assets of the Company that should be reflected as current assets on a balance sheet of the Business, and (ii) those liabilities of the Company that should be reflected as current liabilities on a balance sheet of the Business, in each case, (A) prepared in accordance with the Agreed Accounting Principles set forth on Schedule 3.6(a), (B) excluding any assets or liabilities with respect to cash and cash equivalents, loan receivables (including employee loan receivables), Indebtedness, Seller Transaction Expenses, deferred revenue obligations or current Income Taxes, and (C) excluding any assets or Liabilities to the extent related to the Lijit Business. “Net Working Capital Target” means $3,635,473. “Minimum Cash Amount” means an amount of cash and cash equivalents of the Company equal to $750,000; provided, however, that for purposes of Section 1.4(f) below in the event that the actual amount of cash and cash equivalents of the Company as of the Closing is less than $750,000, the Minimum Cash Amount shall be the actual amount of cash and cash equivalents of the Company as of the Closing.
(b)    Estimated Adjustment. Schedule 1.4 sets forth Seller’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”). At the Closing:
(i)    If the (A) Estimated Net Working Capital is less than (B) the Net Working Capital Target, the amount due to Seller under Section 1.3(c) shall be reduced by such difference; or
(ii)    If the (A) Estimated Net Working Capital is greater than (B) the Net Working Capital Target, the amount due to Seller under Section 1.3(c) shall be increased by such difference.
(c)    Closing Schedule. On or before the date that is ninety (90) days following the Closing Date, Buyer or its representatives shall prepare a schedule in the form of Schedule 1.4 setting forth its determination of Net Working Capital (the “Closing Schedule”) and shall deliver the Closing Schedule to Seller.
(d)    Protest Notice. Within forty-five (45) days after Buyer’s delivery of the Closing Schedule, Seller may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections which Seller may have to the Closing Schedule. The sole permissible grounds for objection shall be that Net Working Capital was not calculated in accordance with the definition thereof as set forth in this Agreement or that the calculation of Net Working Capital contains computational errors. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule in the form of Schedule 1.4 setting forth Seller’s determination of Net Working Capital. The failure of Seller to deliver such Protest Notice within the time period prescribed above will constitute Seller’s acceptance as final of Net Working Capital as set forth on the Closing Schedule. If a Protest Notice is delivered, any amounts not disputed therein shall be deemed to be accepted by Seller as final. Upon receipt of the Closing Schedule, and until such time as the Final Net Working Capital has been determined, Seller and its representatives (including accountants and counsel) will be given reasonable access, upon reasonable notice, to the relevant books, records, workpapers and personnel or representatives of Buyer and the Company during normal business hours for the purpose of reviewing and verifying the Closing Schedule and Net Working Capital as set forth therein, and/or resolving any questions or disputes with respect thereto.

(e)    Resolution of the Protest. If Buyer shall receive a Protest Notice from Seller delivered pursuant to and in accordance with Section 1.4(d), then Buyer and Seller shall use their respective good faith efforts to resolve all disputed items and amounts set forth in the Protest Notice pursuant to good faith negotiations. In the event that Buyer and Seller shall reach agreement, within thirty (30) calendar days following Buyer’s receipt of a Protest Notice, on all disputed items and amounts set forth in such Protest Notice, then for all purposes of and under this Agreement, the term “Final Net Working Capital” shall mean the Net Working Capital as agreed upon by Buyer and Seller and any such resolution shall be final and binding on the Parties for purposes of this Section 1.4. If Buyer and Seller are unable to resolve any disagreement with respect to the Closing Schedule within thirty (30) days following Buyer’s receipt of the Protest Notice, then only the amounts in dispute will be referred to Ernst & Young (the “Accountants”) for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Buyer and Seller, and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Closing Schedule proposed by Buyer and Seller’s proposed adjustments thereto set forth in the Protest Notice, and such determination shall be final, binding and non-appealable. Each of Buyer, on the one hand, and Seller on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage and determined by the Accountants) of the dollar value of the disputed amounts determined in favor of the other party by the Accountants. For purposes of this Agreement, “Final Net Working Capital” means Net Working Capital as finally determined pursuant to this Section 1.4(e).
(f)    Final Net Working Capital Adjustment. Within ten (10) days of the determination of the Final Net Working Capital:
(i)    If (x) the Estimated Net Working Capital is greater than the Final Net Working Capital (a “Deficiency Amount”) and (y) such Deficiency Amount is greater than the Minimum Cash Amount, Seller shall be obligated to pay to Buyer an amount equal to the Deficiency Amount minus the Minimum Cash Amount;
(ii)    If (x) there is a Deficiency Amount and (y) such Deficiency Amount is less than the Minimum Cash Amount, Buyer shall be obligated to pay to Seller an amount equal to the Minimum Cash Amount minus the Deficiency Amount; and
(iii)    If (A) the Estimated Net Working Capital is less than (B) the Final Net Working Capital, Buyer shall pay to Seller an amount equal to the sum of (x) such difference and (y) the Minimum Cash Amount.
If any amount is paid from the Escrow Funds to Buyer with respect to any payment obligation of Seller under this Section 1.4(f), Seller shall be obligated to replenish the Escrow Funds with respect thereto by promptly depositing additional funds in the amount of any such payment into the Escrow Account to be held and administered in accordance with the Escrow Agreement.

1.5    Minimum Cash. As of the Closing, the Company shall have, and Seller shall cause the Company to have, an amount of cash and cash equivalents equal to the Minimum Cash Amount.
1.6    Withholding. Notwithstanding any other provision in this Agreement, Buyer shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payment under any applicable provision of Law. To the extent that amounts are so withheld pursuant to this Section 1.6, such withheld amounts shall be remitted promptly by Buyer to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER
Seller hereby represents and warrants to Buyer:
2.1    Authorization.
(a)    Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized, and no other proceeding on the part of Seller is necessary. This Agreement and the Transaction Documents to which Seller is party have been duly executed and delivered by Seller.
(b)    This Agreement and the Transaction Documents to which Seller is party , assuming the due and valid execution of such agreements by the other parties thereto, constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, and the availability of equitable remedies.
2.2    Title to Securities. Seller has the sole voting power and sole power of disposition with respect to all of the Securities with no limitations, qualifications or restrictions on such rights and powers. The Securities will be transferred to Buyer pursuant to this Agreement, free and clear of any Liens. Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Securities.
2.3    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Seller in connection with the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.
2.4    No Violation. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not:
(a)    result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, applicable to or by which the Securities would be affected;
(b)    violate or conflict with any Law in any material respect; or
(c)    violate any provision of the charter documents, bylaws or similar organizational documents of Seller.
2.5    No Brokers or Finders. Neither Seller nor any Affiliate thereof has retained any broker or finder, agreed to pay or made any commitment to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.
2.6    Litigation. There are no Proceedings pending or, to Seller’s knowledge, threatened against or affecting Seller or the Company that seek to restrain or prohibit, or to obtain damages or other relief, in connection with the consummation of the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing that the statements set forth in this Article 3 are true and correct except as each of the following sections or subsections are qualified only by (i) the corresponding section or subsections in the Disclosure Schedule delivered by Seller to Buyer in connection with the execution and delivery of this Agreement (which includes the Schedules specifically referenced below), and (ii) any other section or subsection of the Disclosure Schedule to the extent the relevance of the disclosure(s) set forth therein to any of the following section or subsections is readily apparent from the actual text of such disclosure(s).
Notwithstanding anything to the contrary herein and for the avoidance of doubt, except as otherwise expressly provided for herein, the following representations and warranties are not provided with respect to, and shall not apply to, Seller, Lijit or FMP Canada Inc.

3.1    Authorization; Organization; Good Standing.
(a)    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.
(b)    The Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1, which are all of the jurisdictions in which the nature of the Company’s business or assets requires the Company to so qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Complete and correct copies of the Certificate of Incorporation and bylaws of the Company, as amended through the date of this Agreement, have been made available to Buyer.
3.2    Capitalization. Schedule 3.2(a) sets forth the entire authorized equity interests and the total number of issued and outstanding equity securities of the Company and the holder thereof. All of the outstanding equity securities of the Company have been validly issued and are fully paid and non-assessable. No equity interests of the Company are subject to, nor have been issued in violation of, preemptive or similar rights. Except as set forth on Schedule 3.2(a), the Company has no outstanding equity securities or other securities directly or indirectly convertible into or exchangeable for its equity securities, the Company does not have any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its equity securities or any securities directly or indirectly convertible into or exchangeable for its equity securities, and there are no outstanding agreements containing profit participation or phantom equity features with respect to the Company. The Company does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities. Except as set forth on Schedule 3.2(b), there are no voting agreements, voting trusts or other agreements, or any binding commitments or understandings, with respect to the voting or transfer of equity securities or other securities of the Company.
3.3    Consents and Approvals. Except as set forth on Schedule 3.3, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by the Company in connection with the authorization, execution, delivery and performance by Seller of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby.
3.4    No Violation. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a)    result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect in any material respect any rights of the Company under, any Material Contract;
(b)    violate or conflict with any Law in any material respect;
(c)    violate any provision of the charter documents, bylaws or similar organizational documents of the Company; or
(d)    result in the creation or imposition of any Lien upon any Securities.
3.5    Brokers or Finders. Neither the Company nor any of its Affiliates has retained any broker or finder, agreed to pay or made any commitment to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.
3.6    Financial Statements and Financial Data.
(a)    Attached as Exhibit A are copies of the following financial statements of the Business (collectively, the “Financial Statements”):
(i)    the unaudited balance sheets of the Business as of December 31, 2011 and 2012 and the related statements of operations for each of the years then ended (the “Annual Financial Statements”); and
(ii)    the unaudited balance sheet of the Business as of December 31, 2013 (the “Balance Sheet”), and the related unaudited statements of operations for the year then ended (the “2013 Financial Statements”).
The Financial Statements (i) have been prepared in accordance with the accounting principles, procedures and methodologies set forth on Schedule 3.6(a) attached hereto (the “Agreed Accounting Principles”), (ii) present fairly, in all material respects, the assets, liabilities and financial condition of the Business as of such dates and the results of operations of the Business for such periods, and are consistent with the books and records of the Company for the applicable periods (which books and records are correct and complete in all material respects).
(b)    All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and, to the Knowledge of the Company, collectible subject to the reserve for bad debts set forth on the Balance Sheet. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.
3.7    Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, the Company does not have any Liabilities, except for (a) those Liabilities which have been reflected in the Balance Sheet, (b) current Liabilities that have arisen in the ordinary course of business since the date of the Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of any Contract, breach of warranty, tort or material violation of Law), (c) Liabilities for professional fees incurred in connection with this Agreement and the transactions contemplated hereunder, and (d) Liabilities that are executory performance obligations under Contracts related to the Business to be performed by the Company after the Agreement Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of any such Contract; provided, however, that the foregoing shall not be deemed a representation or warranty as to the existence of an infringement or misappropriation of Intellectual Property, which shall be addressed exclusively in Section 3.10(d)(iii) of this Agreement.
3.8    Absence of Changes or Events. Except as disclosed in Schedule 3.8, since June 30, 2013, there has not been any Material Adverse Effect. Except as disclosed in Schedule 3.8, and except in connection with or as a result of the Restructuring, since June 30, 2013, the Company has conducted the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of Schedule 3.8 and except in connection with or as a result of the Restructuring, since June 30, 2013 (or such later date as may be set forth below):
(a)    the Company has not sold, leased, transferred, or assigned any material assets used in, or necessary for the operation of, the Business, other than in the ordinary course of the Business consistent with past practice;
(b)    no party (including the Company) has terminated, cancelled, amended, modified or accelerated any Contract that is listed or required to be listed on Schedule 3.11(a);
(c)    the Company has not imposed any Liens upon any of the Business Assets (other than Permitted Liens);
(d)    the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person or business;
(e)    the Company has not created, incurred, assumed, or guaranteed any Indebtedness (other than draws under a revolving line of credit in the ordinary course consistent with past practice);
(f)    the Company has not delayed or postponed the payment of any material amount of accounts payable or other material Liabilities past the date when such obligation would have been paid in the ordinary course;
(g)    the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) related to the Business involving an amount of more than $25,000;

(h)    the Company has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property used in the Business other than in the ordinary course of business consistent with past practice;
(i)    the Company has not made or authorized any change in any of its organizational documents;
(j)    since the effective date of the Reorganization, the Company has not issued, sold, or otherwise disposed of any of its equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity securities;
(k)    since the effective date of the Reorganization, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;
(l)    the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its material property;
(m)    the Company has not entered into any transaction with any of its directors, officers, and employees outside of the ordinary course of business consistent with past practice;
(n)     the Company has not (i) made any increase in the base compensation of any of its directors, officers, and employees, except in the ordinary course of business consistent with past practices, (ii) adopted, materially amended, or terminated any Employee Benefit Plan or (iii) made any other material change in employment terms for any of its directors, officers, and employees except in the ordinary course of business consistent with past practices;
(o)    the Company has not made any loans or advances of money (other than routine expense advances to employees of the Company consistent with past practice and in accordance with the Company’s policies) to any Person; and
(p)    the Company has not entered into any agreement, understanding or commitment by the Company to do any of the foregoing.
3.9    Assets.
(a)    The Company owns good and marketable title to, or has a valid right to use, all of the Business Assets, free and clear of any and all Liens, except for Permitted Liens. Except as set forth on Schedule 3.9(a), the Business Assets, when taken together with the services provided by the Company’s employees who are engaged in the Business and the services and licenses to be provided by Seller to Buyer pursuant to the Transition Services Agreement, are sufficient to enable the Business to be conducted immediately after the Closing in all material respects consistent with the manner in which the Business has been conducted since October 31, 2013; provided, however, that the foregoing shall not be deemed a representation or warranty regarding the infringement or misappropriation of Intellectual Property, which shall be addressed exclusively in Section 3.10(d)(iii) of this Agreement.
(b)    All material items of tangible personal property owned or leased by the Company and included in the Business Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Business Assets is located other than at the Real Property.
3.10    Proprietary Rights.
(a)    Schedule 3.10(a) contains, as of the Agreement Date, a complete and accurate list of all (i) patented or registered Intellectual Property owned by the Company, (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company, (iii) any software owned by the Company that is material to the conduct of the Business as presently conducted, and (iv) any unregistered Trademarks that are material to the conduct of the Business as presently conducted (“Unregistered Trademarks”) (indicating for each of (i) and (ii) the applicable jurisdiction, registration number or application number and date issued or, if not issued, dated filed) (the Intellectual Property described in Sections 3.10(a)(i) and 3.10(a)(ii) being referred to herein as the “Company Scheduled Intellectual Property”).
(b)    Schedule 3.10(b)(i) contains, as of the Agreement Date, a complete list of all Contracts pursuant to which Intellectual Property is licensed to the Company (excluding generally commercially available, off the shelf software programs licensed or services provided pursuant to shrink-wrap or “click to accept” or standard end user agreements with a replacement cost and/or annual license fee of less than $25,000). Schedule 3.10(b)(ii) contains, as of the Agreement Date, a complete list of all Contracts pursuant to which the Company has licensed any Intellectual Property to any Person.
(c)    The Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license set forth on Schedule 3.10(b)(i), all Intellectual Property necessary for or used in the operation of the Business in all material respects as presently conducted, free and clear of all Liens, except for Permitted Liens (the “Company Intellectual Property”); provided, however, that the foregoing shall not be deemed a representation or warranty regarding the infringement, misappropriation or sufficiency of Intellectual Property, which shall be addressed exclusively in Section 3.9(a) (with respect to sufficiency) and Section 3.10(d)(iii) (with respect to infringement or misappropriation) of this Agreement.  To the Knowledge of the Company, none of the owned Company Scheduled Intellectual Property are invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Scheduled Intellectual Property has occurred or, to the knowledge of the Company, is threatened, except for patents expiring at the end of their statutory term. The Company has taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect the Company Scheduled Intellectual Property.

(d)    Except as set forth on Schedule 3.10(d), (1) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of the Company Scheduled Intellectual Property and, to the Knowledge of the Company, there are no facts that would reasonably be expected to provide a substantial basis for the commencement of any Proceeding asserting such invalidity, misuse or unenforceability, (1) the Company has not received any written notices of, and to the Knowledge of the Company, there are no facts that would reasonably be expected to provide a substantial basis for the commencement of any Proceeding asserting, any infringement or misappropriation by the Company with respect to any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (1) to the Knowledge of the Company, the conduct of the Business has not infringed, misappropriated, or violated any Intellectual Property of any other Person, and (1) to the Knowledge of the Company, the Intellectual Property owned by the Company has not been infringed, misappropriated, violated or conflicted by any other Person.
(e)    All Company Intellectual Property which the Company purports to own was developed by (i) an employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed valid, enforceable and irrevocable instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property. No current or former shareholder, officer, director or employee has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property which the Company purports to own. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Business) to, all of such third party’s Intellectual Property rights in such work, material or invention by operation of law or by valid assignment.
(f)    The computer systems, including the Software, hardware and networks (collectively, the “Systems”), currently used by the Company are sufficient in all material respects for the current needs of the Business, including as to capacity and ability to process current peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any such Systems that has caused the substantial disruption or substantial interruption in or to the use of such Systems by the Company or the conduct of the Business.
(g)    The Company has not disclosed the source code to its Software to any third party (other than employees and contractors performing services for the Company under a duty of confidentiality), and no event or circumstance exists or could reasonably be expected to occur which could cause any source code of the Company to be disclosed to any third party (other than employees and contractors performing services for the Company under a duty of confidentiality). No Software of the Company is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, or Mozilla Public License) that (i) could or does require, or could or does condition the use or distribution of such Software on, the disclosure, licensing or distribution of any source code for any portion of such Software, or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, obtain consideration for, or distribute any such Software. Except as set forth on Schedule 3.10(g), no Software licensed under an “open source” license (including, without limitation, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Apache License, MIT License, or BSD License) was or is used in, incorporated into, dynamically linked to, or integrated, distributed (including under an ASP or “software as a service” model) or bundled with any Software of the Company. The Company is in full compliance with all “open source” licenses applicable thereto, including without limitation, those licenses set forth on Schedule 3.10(g).
3.11    Contracts.
(a)    Schedule 3.11(a) is a correct and complete list (by reference to the applicable subsection hereof) of each of the following Contracts to which the Company is a party following completion of the Restructuring (the “Material Contracts”): (i) each continuing Contract for the purchase of goods or the supply of services that requires the Company, or is reasonably likely to result in the Company being obligated, to pay an annual amount of $50,000 or more in the aggregate after the Agreement Date (excluding Contracts with publishers), or that entitles the Company to receive an annual amount of $50,000 or more in the aggregate after the Agreement Date, excluding insertion orders entered into by the Company with advertisers or marketers in the ordinary course of business, (ii) all Contracts that restrict the Company or any of its Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person, (iii) all Contracts pursuant to which the Company has acquired or disposed of, or is obligated to acquire or dispose of, a business or an entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise, and as to which the Company has continuing material obligations or material rights, (iv) all Contracts concerning joint venture or partnership agreements, or the sharing of profits, (v) all Contracts whereby the Company leases, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”), (vi) all Contracts with respect to Indebtedness, (vii) all Contracts with any Governmental Authority, (viii) all Contracts listed on Schedule 3.10(b)(i), (ix) all Contracts listed on Schedule 3.10(b)(ii), (x) all Contracts that contain any “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, or rebates, excluding any Contracts with such provisions that are for the benefit of Company, (xi) any collective bargaining agreements, (xii) all Contracts with respect to the employment of any individual on a full-time, part-time, consulting, or other basis involving annual payments of more than $100,000 and that, in each case, is not immediately terminable by the Company without cost or Liability, (xiii) each Contract with any publisher that resulted in the payment by the Company to such publisher of an amount of $50,000 or more in the aggregate during the twelve month period ended December 31, 2013, and (xiv) all Contracts not made in the ordinary course of the Business consistent with past practice and that are material to the Business.

(b)    Except as set forth on Schedule 3.11(b), correct and complete copies of the Material Contracts listed on Schedule 3.11(a), together with all modifications and amendments thereto, have previously been delivered or made available to Buyer. Except as set forth on Schedule 3.11(b), each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses in connection with the enforcement by the Company of any rights thereunder. Except as set forth on Schedule 3.11(b), the Company is not in material default under, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default by the Company under, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any material obligation under, any Material Contract and, to the knowledge of the Company, no other party is in material default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a material default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company under, or in any manner release any party thereto from any obligation under, any such Material Contract. Except as set forth on Schedule 3.11(b), neither Seller nor the Company has been notified in writing by any counterparty to any Material Contract that such counterparty is terminating or intends to terminate such Contract.
3.12    Litigation. Except as set forth on Schedule 3.12(a), there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the current or former officers, directors or employees of the Company in their capacities as such or relating to their employment, services or relationship with the Company. Except as set forth on Schedule 3.12(b), there are no Proceedings pending or threatened by the Company. Schedule 3.12(c) sets forth a complete and correct list and description of all Proceedings made, filed or otherwise initiated in connection with the Company or any of the current or former officers, directors or employees of the Company in their capacities as such or relating to their employment, services or relationship with the Company that has been resolved in the past three (3) years. Schedule 3.12(d) sets forth any judgment, order or decree of any Governmental Authority to which the Company is subject.
3.13    Compliance with Applicable Laws. Except as set forth on Schedule 3.13, the Company is and has been in material compliance with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and its assets, and the Company has not received notice during the past three (3) years of any violation of any Law in connection with the conduct, ownership, use, occupancy or operation of its business or its assets.
3.14    Licenses and Permits. The Company holds and has held all material Permits necessary for the conduct, ownership, use, occupancy or operation of its businesses or its material assets. The Company is and has been in material compliance with all such Permits, and the Company has not received any written notice to the contrary during the past three (3) years. All such Permits are identified on Schedule 3.14 and complete and correct copies thereof have been made available to Buyer.

3.15    Health, Safety and Environment.
(a)    The Company is and has been in material compliance with all Environmental and Safety Requirements.
(b)    The Company has not been subject to, nor has received any written notice of, any Proceeding related to the presence or alleged presence of Hazardous Materials in, under, or upon or migrating to or from any real property currently or formerly owned, leased, or used by (i) the Company or any of its predecessors, or (ii) any Person that has, at any time, transported, treated, stored or disposed of Hazardous Material on behalf of the Company or any of its predecessors.
(c)    There (i) are no present events, conditions, circumstances, activities, practices, incidents, or actions, (ii) with respect to any period of time during which the Company owned or occupied any real property used in the conduct of the Company’s business, have been no past events, conditions, circumstances, activities, practices, incidents, or actions, that would reasonably be expected to (x) interfere with or prevent continued compliance with any Environmental and Safety Requirements by the Company, or (y) give rise to any material Liability of the Company under any Environmental and Safety Requirements or related common law theories.
(d)    Seller has provided Buyer with true and complete copies of all environmental assessments, reports, manifests and environmental data in Seller’s or the Company’s possession or control pertaining to the Company, its business, its assets or any real property used at any time in the conduct of its business.
3.16    Taxes.
(a)    The Company has timely and properly filed and been included in all Tax Returns required to be filed by it or in which it is required to be included with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company. All such Tax Returns are true, correct and complete in all material respects. The Company has timely and properly paid when due all material Taxes required to be paid by the Company or with respect to the Business Assets, whether or not shown on such Tax Returns. No Tax deficiencies for any Taxes that remain unpaid have been asserted in writing against the Company.
(b)    All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Authority against the Company have been fully paid or finally settled.
(c)    Except as set forth on Schedule 3.16(c), to the Knowledge of the Company, no Tax audits or administrative or judicial Tax proceedings are being conducted with respect to the Company. The Company has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.
(d)    No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction. Schedule 3.16(d) sets forth each jurisdiction in which the Company is required to file Tax Returns or pay Taxes.
(e)    There are no Liens (other than Permitted Liens) on any of the Business Assets.
(f)    The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder, or other third party, and all IRS Forms W‑2 and 1099 required with respect thereto have been properly completed and timely filed. The Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as “independent contractors” for purposes of Section 530 of the Revenue Act of 1978.
(g)    The Company is not a party to any Tax allocation, Tax sharing, Tax distribution or Tax indemnification agreement or arrangement.
(h)    The Company has no Liability for Taxes of another Person under Treasury Regulation Section 1.1502‑6, as a transferee or successor, by contract, or otherwise.
(i)    The Company is not the beneficiary of any Tax incentive or Tax holiday.
(j)    The Company has not ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)    The Company has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company.
(l)    None of the assets of the Company are an interest in an entity or arrangement classified as a partnership for United States federal, state or local Income Tax purposes.
(m)    The aggregate unpaid Taxes of the Company did not, as of November 30, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet. The Company has no Liability for unpaid Taxes accruing after November 30, 2013 except for Taxes arising in the ordinary course of business consistent with past practice or attributable to the transactions contemplated by this Agreement.

(n)    The Company is not a party to any agreement or arrangement that would reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of state or local Law).
(o)    The Company has never participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).
(p)    The Company has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that would reasonably be expected to impact the amount of Tax due from the Company after the Closing Date.
(q)    Neither Buyer nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date with respect to the Company; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed by the Company on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company; (v) prepaid amount received on or prior to the Closing Date by the Company; (vi) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code, (vii) election by the Company pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (viii) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.
(r)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(s)    Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. No Employee Benefit Plan that would have been a Nonqualified Deferred Compensation Plan subject to 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “ACJA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the ACJA after October 3, 2004.
(t)    After giving effect to the Restructuring, the Company does not have any Subsidiaries.
(u)    The Company is, and has been since its formation, a “C corporation” as that term is defined in Section 1361(a) of the Code (and any comparable or similar applicable provision of state, local or foreign Income Tax Law).
3.17    Insurance Policies. Schedule 3.17(a) contains a true and complete list of all insurance policies to which the Company is a party or which provide coverage to or for the benefit of or with respect to the Company or any director, manager, officer or employee of the Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Buyer. Schedule 3.17(a) also describes any self-insurance or co-insurance arrangements by or affecting the Company or any director, manager, officer or employee of the Company in his or her capacity as such, including any reserves established thereunder. Each Insurance Policy is in full force and effect. The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of its obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. During the past three (3) years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of the Company.
3.18    Employee Benefit Plans.
(a)    Except as set forth on Schedule 3.18, neither the Company nor any ERISA Affiliate have ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “Multi-Employer Plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a collective bargaining agreement, (each an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA.
(b)    Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company), or (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412.
(c)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter or opinion letter from the IRS that such Employee Benefit Plan is so qualified, and to the Knowledge of the Company, nothing has occurred since the date of such determination letter or opinion letter that would cause such determination letter or opinion letter to become unreliable.
(d)    Each Employee Benefit Plan has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for Income Tax exclusions to its participants, Tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.
(e)    There are no actions, suits, investigations or claims pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are, to the Knowledge of the Company, no facts which would be reasonably likely to give rise to any Liability, action, suit, investigation, or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets thereof.
(f)    No Employee Benefit Plan is under audit or investigation by, or is the subject of a proceeding with respect to, any Governmental Entity, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.
(g)    Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered, in all material respects, in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Law. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued.

(h)    Neither the Company, Seller nor any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, the Company or any officer, director or employee of the Company to any Liability or any penalty or Tax under Sections 409, 502(c), 502(i), 502(l) or 4971 of ERISA or Chapter 43 of the Code.
(i)    Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”) and/or the requirements of the Health Insurance Portability and Accountability Act of 1986, as amended (“HIPAA”), has been administered, in all material respects, in compliance with such requirements. No Employee Benefit Plan provides post-retirement medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company other than as required pursuant to COBRA.
(j)    With respect to each Employee Benefit Plan, the Company has provided Buyer the most recent complete and correct copies of (to the extent applicable): (i) all material documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including, without limitation, the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) the two most recent annual reports, actuarial reports and/or financial reports; (iii) the three most recent annual reports (IRS Form 5500 series) filed with the United States Department of Labor (with all applicable attachments); (iii) the most recent determination letter or opinion letter, if any, received from the IRS; (iv) any material communication to or from any Governmental Authority or to or from any Employee Benefit Plan participant, including a written description of any oral communication; and (v) any comparable documents with respect to Employee Benefit Plans subject to any foreign Laws that are required to be prepared and filed under the applicable Laws of such foreign jurisdiction.
(k)    All required material reports with respect to each Employee Benefit Plan have been timely and accurately filed with the IRS, the United States Department of Labor and the Pension Benefit Guaranty Corporation and, as appropriate, provided to participants in the Employee Benefit Plan.
(l)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any event) (i) constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any director, consultant, employee or former employee of any of the Company, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

(m)    To the Knowledge of the Company, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.
(n)    The Company has, for purposes of each relevant Employee Benefit Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.
3.19    Employees; Labor Relations. Schedule 3.19(a) lists the current employees and independent contractors engaged in the Business, setting forth the name, title and total annual compensation (including bonuses) for such Person. Except for the employees set forth on Schedule 3.19(b) whose employment is being transferred to Seller in connection with the Restructuring, no current employee of the Business has given notice of his or her intent to terminate such employment and no notice of termination has been given to any employee by the Company. There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) within the past six (6) months. The Company is not a party to or obligated with respect to any collective bargaining agreements or Contracts with any labor union or other representative of employees. No strike or union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time during the past three (3) years or is pending or, to the Knowledge of the Company, threatened against the Company. The Company is not and has not been a party to or otherwise bound by any judgment, citation, decree or order by any Governmental Authority relating to employees or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits pending or in effect with respect to employees or employment practices of the Company.
3.20    Transactions with Related Parties. No Related Party has any direct or indirect financial interest in (1) any material customer or supplier of the Company or (1) any Business Assets (including any Intellectual Property) (other than in such Related Party’s capacity as an equityholder in the Company, if applicable). Schedule 3.20(a) sets forth the parties to and the date, nature and amount of each Related Party Transaction entered into since December 31, 2012 (other than (1) employment arrangements, and salary or other compensation or benefits under Employee Benefit Plans paid or payable, in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees, and (1) any Contract related to the purchase of equity securities of the Company or Seller or any Contract between stockholders of the Company in their capacity as such and relating to rights and obligations with respect to their equity interests in the Company). Except as set forth on Schedule 3.20(b), from and after the Closing Date, the Company shall have no obligation to engage in any Related Party Transaction and shall not be bound by any Material Contract or any other Contract with respect to any Related Party Transaction that is material to the Business.
3.21    Real Property.
(a)    The Company does not own any real property.

(b)    Schedule 3.21(b) sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by the Company (the “Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Real Property. With respect to each Real Property, (i) the Company’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, (ii) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy any Real Property or any portion thereof and (iii) to the Knowledge of the Company, there are no special, general or other assessments pending against the Company or affecting any Real Property that would be payable by the lessee thereof.
(c)    The Real Property comprises all of the real property that is used in or otherwise related to the Business. The Real Property is in good condition and repair, ordinary wear and tear excepted. The Company has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that would adversely affect the insurability of any Real Property or requesting the performance of any material work or alteration with respect to any Real Property. To the Knowledge of the Company, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in the Real Property. To the Knowledge of the Company, the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate in any material respect any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Real Property. To the Knowledge of the Company, no fact or condition exists that would result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Real Property.
3.22    Suppliers, Publishers and Customers.
(a)    Schedule 3.22(a)(i) contains a complete and correct list of the ten (10) largest suppliers to the Business by (and including) the aggregate dollar value of purchases by the Business, during the twelve month period ended November 30, 2013. Except as set forth on Schedule 3.22(a)(ii), no such supplier has terminated or adversely modified the amount, frequency or terms of the business such supplier conducts with the Business. Except as set forth on Schedule 3.22(a)(iii), the Company has not received any written notice, nor does the Company have any Knowledge, that any such supplier intends to terminate or adversely modify the amount, frequency or terms of the business such supplier conducts with the Business.
(b)    Schedule 3.22(b)(i) contains complete and correct list of the two hundred (200) largest publishers of the Business by (and including) the aggregate dollar value of amounts paid to such publishers by the Business during the twelve month period ended November 30, 2013. Except as set forth on Schedule 3.22(b)(ii), no such publisher has terminated or adversely modified the amount, frequency or terms of the business such publisher conducts with the Business. Except as set forth on Schedule 3.22(b)(iii), the Company has not received any written notice, nor does the Company have Knowledge, that any such publisher intends to terminate or adversely modify the amount, frequency or terms of the business such publisher conducts with the Business.
3.23    Bank Accounts. Schedule 3.23 is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.
3.24    Trade Names; Business Locations. Schedule 3.24 sets forth all fictitious or trade names that the Company has been known as or used and all offices or places of business the Company has used, in each case, in the past five (5) years.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that:
4.1    Buyer Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.
4.2    Authorization.
(a)    Buyer has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party have been duly and properly authorized by all requisite limited liability company action in accordance with applicable Law and with the organizational documents of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer
(b)    This Agreement and each of the Transaction Documents to which Buyer is a party, assuming the due and valid execution of such agreements by the other parties thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

4.3    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby.
4.4    No Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not:
(a)    violate or conflict with any Law in any material respect; or
(b)    violate any provision of the organizational documents of Buyer.
4.5    No Brokers or Finders. There are no claims for any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer for which Seller could become liable.
4.6    Litigation. There is no action pending, or to the knowledge of Buyer, threatened against Buyer, or any properties or rights of Buyer, that questions or challenges the validity of this Agreement or the Transaction Documents, nor any action taken or to be taken by Buyer pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, and Buyer does not know of any such action, proceeding or investigation that may be asserted.
4.7    Investment Intent. Buyer is acquiring the Securities for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
4.8    Cash Resources. Buyer has, or has available to it, sufficient cash resources to perform and consummate the transactions contemplated by this Agreement.
ARTICLE 5
INDEMNIFICATION
5.1    Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing. The indemnification obligations under Section 5.2 and Section 5.3 with respect to breaches of representations and warranties shall continue (i) indefinitely with respect to the representations and warranties set forth in Sections 2.1(a), 2.2, 2.5, 3.1(a), 3.2, 3.5, 4.1, 4.2 and 4.5, (ii) until thirty (30) days following the expiration of all statutes of limitation (giving effect to any waiver, mitigation or extension thereof) applicable to the matter in question with respect to the representations and warranties set forth in Sections 3.9(a), 3.16 and 3.20 and (iii) until the date that is fifteen (15) months after the Closing Date for all other representations and warranties made in Articles 2, 3 and 4; provided, however, that if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 5, and the Indemnifying Party shall indemnify the Indemnified Party for all Adverse Consequences incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Adverse Consequences are incurred.
5.2    Indemnification by Seller.
(a)    Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Adverse Consequences which any Buyer Indemnified Party suffers, sustains or incurs directly or indirectly arising out of, relating to or otherwise as a result of: (1) any inaccuracy in or breach of any of the representations or warranties contained in Article 3; (1) any Indebtedness or Seller Transaction Expenses not taken into account in the payment under Section 1.3(c); (1) any Seller Taxes; (iv) any Proceeding that is disclosed on Schedule 3.12(a); (v) any claims by or on behalf of any current or former holder or alleged holder of any equity security of the Company (including any stockholder, option holder, warrant holder or holder of convertible promissory notes) relating to or arising out of the Restructuring, this Agreement, or the transactions contemplated hereby or thereby, or any Liability with respect to any equity interests in the Company (including with respect to any options, warrants or convertible promissory notes), or relating to any alleged breach of fiduciary duty by the directors of the Company (including any claim made against the Company pursuant to Section 8.9(a) hereof), (vi) other than the Business Liabilities, any Liability of the Company arising with respect to the operation of the Business prior to the Closing, (vii) the Restructuring, and (viii) the operations of Seller, Lijit, the Lijit Business or FMP Canada Inc (with the indemnifiable matters referred to in sub-clauses (ii)-(viii), together with any claim by any Buyer Indemnified Party with respect to any inaccuracy or breach of the Fundamental Representations, being referred to herein collectively as the “Special Claims”).
(b)    Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Adverse Consequences which any Buyer Indemnified Party suffers, sustains or incurs directly or indirectly arising out of, relating to or otherwise as a result of: (1) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 2; or (1) a breach by Seller of any of its covenants or agreements contained in this Agreement.
5.3    Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Adverse Consequences which any Seller Indemnified Party suffers, sustains or incurs directly or indirectly arising out of, relating to or otherwise by virtue of: (1) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in Article 4; (1) a breach by Buyer of any of its covenants or agreements contained in this Agreement, or (1) any Liability arising from the operation of the Business by Buyer and its Affiliates following the Closing (other than with respect to any obligation of Seller arising under the Transition Services Agreement).

5.4    Indemnification Procedure.
(a)    In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such Third Party Claim to the Indemnifying Party within thirty (30) days after learning of such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume and control the defense thereof (subject to the limitations set forth below) by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, provided that the Indemnifying Party first enters into an agreement in form and substance reasonably satisfactory to the Indemnified Party that unconditionally guarantees the payment and performance of any Adverse Consequences which may arise with respect to such Third Party Claim.
(b)    If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense (provided that the Indemnified Party has provided notice of such Third Party Claim to the Indemnifying Party within the thirty day period contemplated by Section 5.4(a) above), and (ii) any fees and expenses of such separate counsel if the Indemnified Party has been advised in writing by a nationally recognized and reputable outside counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to the defense of such Third Party Claim.
(c)    Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) (i) if the Third Party Claim relates to or involves any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (ii) if the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; (iii) if the Adverse Consequences relating to the Third Party Claim are reasonably likely to exceed the maximum amount of indemnification with respect to such claim that such Indemnified Party would then be entitled to recover under this Article 5; or (iv) to the extent that the Third Party Claim relates to Taxes (the defense of which shall be governed exclusively by Section 8.7(f)).

(d)    If the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party, or a finding or admission of any violation of Law would be made by any Indemnified Party, or such settlement, consent or cessation would otherwise reasonably be expected to interfere with or adversely affect the business, operations or assets of the Indemnified Party in any material respect; or (ii) such settlement or judgment does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim.
(e)    If the Indemnified Party maintains or controls the defense of any Third Party Claim as permitted herein, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed, before entering into any settlement of, consenting to the entry of any judgment with respect to, or ceasing to defend such Third Party Claim.
(f)    Any claim by an Indemnified Party for indemnification hereunder may be asserted by delivering to the Indemnifying Party one or more written notices (each, a “Claim Notice”):
(i)    stating that an Indemnified Party has incurred or paid, or in good faith believes that it may incur or pay Adverse Consequences;
(ii)    stating, to the extent reasonably determinable, the amount of such Adverse Consequences (which, in the case of Adverse Consequences not yet incurred or paid, may be the estimated amount of the Adverse Consequences); and
(iii)    specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the nature of the claim to which such Adverse Consequences are related, including to the extent then known or available, the identity and address of any third-party claimant and copies of any formal demand or complaint, the date the Adverse Consequences were incurred or paid, or the basis for any anticipated Adverse Consequences, and the basis for seeking indemnification of such Adverse Consequences under this Agreement.
(g)    If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed an obligation of the Indemnifying Party hereunder, and the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of the Adverse Consequences specified in the Claim Notice, and, subject to Section 5.5 below, the Indemnifying Party will pay the amount of such Losses to the Indemnified Party on demand; provided that in the case of any such amount becoming payable to any Buyer Indemnified Party and subject to Section 5.5(g), to the extent the Escrow

Funds, or any portion thereof, remains available in escrow, the Escrow Agent will make delivery of cash from the Escrow Funds to the Buyer Indemnified Party in satisfaction thereof.
(h)    If the Indemnifying Party objects in writing to any claim or claims by an Indemnified Party made in any Claim Notice within the 30-day period set forth in Section 5.4(g), the parties shall attempt in good faith for 45 days after the Indemnified Party’s receipt of such written objection to resolve such objection. If the parties shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties hereto. To the extent the Escrow Funds, or any portion thereof, remains available to satisfy the indemnification obligations of Seller hereunder and subject to Section 5.5(g), the Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Funds in accordance with the terms of such memorandum.
(i)    If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 5.4(h), but in any event upon the expiration of such 45-day period, either party may bring suit in the courts of the State of Delaware as provided in Section 8.9 to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be non-appealable, binding and conclusive upon the parties hereto, and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall, subject to Section 5.5(g), distribute cash from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
5.5    Certain Limitations.
(a)    Threshold on Adverse Consequences of Buyer Indemnified Parties.
(i)    Seller shall not be liable under Section 5.2(a)(i) unless and until the aggregate Adverse Consequences incurred by the Buyer Indemnified Parties with respect to all matters for which indemnification is to be provided under the aforementioned Sections collectively exceed $168,000 (the “Threshold”), in which case Seller shall be liable under Section 5.2(a)(i) for all Adverse Consequences in excess of the Threshold subject to the other limitations herein.
(ii)    No claim for indemnification by any Buyer Indemnified Party pursuant to Section 5.2(a)(i) shall be asserted (or otherwise considered for purposes of the Threshold) for any individual item or series of related items where the Adverse Consequences with respect to such item or series of related items are less than $10,000 (the “Per Claim Threshold”).
(iii)    No claim for indemnification by any Buyer Indemnified Party pursuant to Section 5.2(a)(vi) shall be asserted (or otherwise considered for purposes of the Threshold) for any individual item or series of related items where the Adverse Consequences with respect to such item or series of related items are less than $5,000.

(b)    Threshold on Adverse Consequences of Seller Indemnified Parties. Buyer shall not be liable under Section 5.3(a) unless the aggregate Adverse Consequences incurred by the Seller Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 5.3(a) exceed the Threshold, in which case Buyer shall be liable under Section 5.3(a) for all Adverse Consequences in excess of the Threshold; provided, however, that no claim for indemnification by any Seller Indemnified Party pursuant to Section 5.3(a) shall be asserted (or otherwise considered for purposes of the Threshold) for any individual item or series of related items where the Adverse Consequences with respect to such item or series of related items are less than or equal to the Per Claim Threshold.
(c)    Cap on Adverse Consequences of Buyer Indemnified Parties. The aggregate amount required to be paid by Seller under Section 5.2(a)(i) shall not exceed $3,360,000 (the “Cap”).
(d)    Cap on Adverse Consequences of Seller Indemnified Parties. The aggregate amount required to be paid by Buyer under Section 5.3(a) shall not exceed the Cap.
(e)    Exceptions to Threshold and Cap. Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Sections 5.5(a) through (d) shall not apply to Adverse Consequences arising out of, relating to or otherwise resulting from, directly or indirectly, any breach of a Fundamental Representation and (ii) no indemnification payment made by any Indemnifying Party arising out of, relating to or otherwise by virtue of, directly or indirectly, any breach of any Fundamental Representation shall be considered in determining whether the Threshold or the Cap has been exceeded.
(f)    Payment of Certain Indemnification Claims. The Buyer Indemnified Parties shall first seek recovery of Adverse Consequences indemnifiable by the Seller pursuant to Section 5.2(a)(i) (other than with respect to breaches of Fundamental Representations) from the Escrow Funds.
(g)    Notwithstanding anything to the contrary contained herein, but subject to all other limitations set forth herein, the aggregate amount required to be paid by any Party under this Article 5 shall not exceed the Base Amount.
(h)    Payment of Indemnification Claims. The Buyer Indemnified Parties shall first seek recovery of any Adverse Consequences indemnifiable by the Seller hereunder from the Escrow Funds; provided however that if (i) any cash from the Escrow Fund is distributed to Buyer Indemnified Parties with respect to any Special Claim, and (ii) the balance in the Escrow Funds is insufficient to satisfy all claims for indemnification for matters that are not Special Claims (the amount by which the amount held in the Escrow Funds is deficient for such matters, the “Deficiency Amount”), then Seller shall be liable to pay the Deficiency Amount to the Buyer Indemnified Parties subject to the other limitations set forth in this Article 5. If recourse to the Escrow Funds is insufficient to fully compensate or reimburse the Buyer Indemnified Parties for Adverse Consequences resulting from a Special Claim, then, solely to the extent that such recourse to the Escrow Funds is not sufficient, the Buyer Indemnified Parties may, subject to the other limitations set forth in this Article 5, seek further recourse directly against the Seller for such Adverse Consequences. Notwithstanding the foregoing, Buyer may seek payment directly from Seller, without first seeking recovery from the Escrow Funds, for indemnification for Adverse Consequences arising under clauses (ii), (iii) or (v) of Section 5.2(a).
(i)    No Duplication of Recovery. Any liability for payment of indemnification hereunder shall be determined without duplication of recovery of amounts due in connection therewith by reason of the specific facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, or agreement hereunder or being recoverable under more than one specific indemnity hereunder.
(j)    Notwithstanding anything herein to the contrary, no Indemnifying Party shall, in any event, be liable to any Indemnified Party for, and Adverse Consequences shall not include, any punitive damages, other than with respect to any such punitive damages to the extent awarded to a third party with respect to a Third Party Claim that is indemnifiable by the Indemnifying Party hereunder.
(k)    Seller shall not be liable for any Adverse Consequences of the Buyer Indemnified Parties to the extent that such Adverse Consequences have been specifically accrued or reserved for in the Closing Schedule that is used for the calculation of the Final Net Working Capital (and that is not a general accrual (i.e., an accrual or reserve based on a general formula and not based on specific events or transactions) for the category of such Liability or Adverse Consequence).
(l)    In the event that Buyer, the Company or any other Indemnified Party receives a payment in reimbursement or otherwise in respect of an Adverse Consequence from a third party as to which an Indemnifying Party has previously made a payment to an Indemnified Party hereunder, the applicable Indemnified Party shall promptly pay over to the applicable Indemnifying Party the lesser of (i) such amount received from the third party (net of reasonable expenses incurred by the Indemnified Party in obtaining such payment) and (ii) the amount paid by the Indemnifying Party to the applicable Indemnified Parties with respect to such Adverse Consequence. An Indemnified Party shall use commercially reasonable efforts to seek recovery for any Adverse Consequence against any third party who may be obligated to compensate or reimburse such Indemnified Party with respect thereto unless such Indemnified Party reasonably determines in good faith that recovery would be unlikely or that seeking such recovery would materially and adversely affect the Business or otherwise materially and adversely impact a material business relationship of the Company and provided that in no event shall any Indemnified Party have any obligation to commence any litigation in order to fulfill any obligations under this Section 5.5. To the extent that an Indemnified Party is not required to, and does not, pursue and obtain recovery from such third party in accordance with the foregoing sentence, Buyer shall use commercially reasonable efforts to cause all rights of the Indemnified Party against such third party to be assigned to Seller such that Seller may pursue such third party directly for recovery of Adverse Consequences indemnified by Seller hereunder unless such third party is a publisher or advertiser with whom the Company then has a business relationship, in which case, the Indemnified Party shall have no obligation to make any such assignment.
(m)    An Indemnified Party shall use commercially reasonable efforts to seek recovery for any Adverse Consequence under any applicable insurance policy held by such Indemnified Party unless such Indemnified Party reasonably determines in good faith that recovery would be unlikely and provided that no Indemnified Party shall have any obligation to commence any litigation in order to fulfill any obligations under this Section 5.5; provided, however, that for the avoidance of doubt nothing in this Section 5.5(m) shall require an Indemnified Party to seek recovery under any applicable insurance policy prior to making a claim for indemnification hereunder. If an Indemnified Party actually receives insurance proceeds (an "Insurance Recovery") in connection with a matter for which it has made an indemnification claim under Section 5.2(a), then any amount owed to such Indemnified Party under Section 5.2(a) in connection with such claim would be reduced, to the extent related to the Insurance Recovery, by the applicable amount of such Insurance Recovery actually received, net of any reasonable costs and expenses, deductibles and retentions (such net amount, a “Net Recovery”). If an Indemnified Party actually receives any Insurance Recovery after being indemnified with respect to all or a portion of any Adverse Consequences, the Indemnified Party shall without duplication pay to the Indemnifying Party (or, if applicable, return to the Escrow Fund if payment was made from the Escrow Fund) the lesser of (i) the amount of the Net Recovery to the extent related to such Adverse Consequences and (ii) the amount paid by the Indemnifying Party (either directly or, if applicable, through the Escrow Fund) to the Indemnified Party with respect to such Adverse Consequences.
(n)    Notwithstanding anything herein to the contrary, Seller shall not be liable to indemnify any Indemnified Party for Adverse Consequences with respect to any indemnifiable Liability pursuant to Section 5.2(a)(vi) unless such Indemnified Party shall have delivered a Claim Notice with respect to such Liability to Seller within one year of such Indemnified Party becoming aware of such Liability.
(o)    Notwithstanding anything herein to the contrary in this Agreement, the Contribution Agreement or the Buyer Transition Services Agreement, but subject to all other limitations set forth herein or therein, the cumulative liability of Seller under all of such agreements, taken together, shall not exceed the Base Amount.
5.6    Materiality Qualifiers. For purposes of determining (a) whether a breach of a representation or warranty exists for purposes of Section 5.2(a)(i) or Section 5.3(a), (b) the amount of Adverse Consequences arising from such a breach for which the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Agreement and (c) whether the Per Claim Threshold or Threshold have been exceeded, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

5.7    Indemnification as Sole Remedy. The indemnification provided for in this Article 5 shall be the sole and exclusive remedy and recourse of the Parties for any breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, (a) in the case of fraud or willful misconduct, the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall have all remedies available under this Agreement or otherwise, without giving effect to any of the limitations contained herein, and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement.
5.8    Investigation. The representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or any of its Representatives or the fact that such Person or any of its Representatives knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or (b) such Person’s waiver of any condition to the Closing or participation in the Closing.
5.9    Payment. If any amount owed under this Article 5 is not paid within ten (10) business days of a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party (either, a “Final Determination”), such amount shall bear interest at the rate of eight percent (8%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect any amount arising as a result of the Final Determination, and no limitation in this Article 5 shall apply to any such interest or reimbursement. If any amount owed under this Article 5 is not paid within thirty (30) days of a Final Determination, an Indemnified Party may, in its sole discretion, in addition to all other remedies it may have, recover some or all of such amount by setting off such amount against any amounts then due and payable by the Indemnified Party or any of its Affiliates to the Indemnifying Party or any of its Affiliates. In each case, the exercise of such right to set off shall not constitute a breach of obligations of the Indemnified Party or any of its Affiliates under this Agreement or any other agreement with the Indemnifying Party or any of its Affiliates.
5.10    Purchase Price Adjustment. Any indemnification received under this Article 5 and any payments under Sections 1.4(b) or 1.4(f) shall be treated by Buyer, Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price.
ARTICLE 6
CLOSING
6.1    Closing. Unless this Agreement shall have been terminated in accordance with Section 7.4 below and subject to the satisfaction of the conditions set forth in ARTICLE 7, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Paul Hastings LLP, 191 North Wacker Drive, 30th Floor, Chicago, Illinois 60606, on the second (2nd) Business Day following satisfaction or waiver of the conditions to Closing set forth in ARTICLE 7 or at such other time or place as the Parties shall mutually agree (the “Closing Date”).
6.2    Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)    a certificate executed and delivered by the Secretary or comparable representative of the Company and Seller, attesting and certifying as to (i) the organizational documents of the Company or Seller, and the certificate of incorporation or comparable organizational document of the Company or Seller shall be also certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization, and (ii) in the case of Seller, copies of resolutions of the board of directors and its equity holders adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Seller is a party;
(b)    a certificate of good standing for the Company and Seller issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization, each other jurisdiction where the Company is qualified to do business and, with respect to the Company, the State of Illinois;
(c)    a certificate of an officer of Seller and the Company stating that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied;
(d)    payoff letters for each instrument of Indebtedness from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and otherwise in form and substance reasonably satisfactory to Buyer, and evidence reasonably satisfactory to Buyer of the release of all Liens held by such obligees against the property of the Company;
(e)    a certificate of an officer of Seller setting forth the amount necessary to pay off all Seller Transaction Expenses as of the Closing Date (including an itemized list of each such expense and the Person to whom such expense is owed);
(f)    the minute book, stock ledgers and stock records or comparable records of the Company since the effective date of the Restructuring;
(g)    original certificates representing the Securities to the extent they are certificated, and stock powers or assignments evidencing the conveyance of the Securities duly executed in blank;

(h)    a non-foreign affidavit dated as of the Closing Date from Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a "foreign person" as defined in Section 1445 of the Code;
(i)    Form 8023 executed by Seller, making the Section 338(h)(10) Election for the sale and acquisition of the Securities;
(j)    a properly completed and duly executed statement making the Section 336(e) Election for the sale and acquisition of the Securities in form and substance required under Treasury Regulation Sections 1.336-(h)(5)-(6);
(k)    a properly executed binding agreement between Seller and the Company consenting to making the Section 336(e) Election for the sale and acquisition of the Securities;
(l)    resignations from each of the officers and directors of each of the Company;
(m)    a Seller Transition Services Agreement, substantially in the form of Exhibit B hereto, duly executed by Seller;
(n)    a Buyer Transition Services Agreement, substantially in the form of Exhibit C hereto, duly executed by Seller;
(o)    evidence of the assignment to Seller of, and the release of the Company from all obligations under, that certain Sublease Agreement (the “San Francisco Lease”), dated January 14, 2013, by and between the Company and SB Architects, Inc. with respect to the office space located at One Beach Street, Suite 301, San Francisco, California;
(p)    the Amendment to the Subordinated Convertible Promissory Notes and Warrants to Purchase Stock, duly executed by the Company, Seller and such holders of 2013 Notes and Warrants as is required to validly effect such amendment agreement with respect to the 2013 Notes and Warrants (provided, however, that the Company shall use commercially reasonable efforts to have such Amendment signed by all of the holders of the 2013 Notes and Warrants);
(q)    option assumption agreements and/or equity assumption agreements in the forms attached hereto as Exhibit D-(1)(a), Exhibit D-(1)(b); Exhibit D-(2), Exhibit D-(3)(a), Exhibit D-(3)(b) and Exhibit D-(3)(c) duly executed by those holders of options or other rights to acquire capital stock of the Company that are outstanding as of immediately prior to the Closing and listed on the aforementioned Exhibits;
(r)    a warrant assumption agreement in the forms attached hereto as Exhibit E-(1), Exhibit E-(2) and Exhibit E-(3), duly executed by the Company, Seller and those holders of warrants exercisable for capital stock of the Company (other than the 2013 Warrants) that are outstanding as of immediately prior to the Closing and listed on the aforementioned Exhibits;

(s)    a Restrictive Covenant Agreement in the form attached hereto as Exhibit F hereto, duly executed by John Battelle;
(t)    evidence of termination of those agreements listed on Schedule 6.2(t);
(u)    execution and delivery of the Assignment and Assumption Agreement in the form attached hereto as Exhibit G by Seller and the Company;
(v)    the amendment and restatement by the Company of its Certificate of Incorporation to be in the form of Exhibit H hereto;
(w)    the Escrow Agreement, substantially in the form of Exhibit I hereto, duly executed by Seller; and
(x)    such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement.
All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.
Notwithstanding anything to the contrary herein, the requirement for the deliverables set forth in Section 6.2(q) and 6.2(r) above shall be deemed satisfied in the event that the executed option assumption agreements and/or equity assumption agreements and warrant assumption agreements delivered by Seller cover all but 27,000 of the shares of capital stock of the Company that are issuable as of immediately prior to the Closing upon exercise of the options, equity interests and warrants described in Section 6.2(q) and 6.2(r) and the Exhibits related thereto, and provided that, following the Closing, Seller shall use reasonable efforts to obtain and deliver to Buyer executed option assumption agreements and/or equity assumptions agreements and/or warrant assumption agreements with respect to such remaining shares of capital stock of the Company for which such agreements are not obtained prior to the Closing; provided, further, that the foregoing shall not in any manner amend or modify, or otherwise impair any rights with respect to a breach of, the representations and warranties set forth in Section 3.2.
6.3    Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(a)    federal funds wire transfer(s) in accordance with Section 1.3;
(b)    a certificate of an officer of Buyer stating that the conditions set forth in Section 7.1 and Section 7.3 have been satisfied;
(c)    a Seller Transition Services Agreement, duly executed by Buyer; and
(d)    a Buyer Transition Services Agreement, duly executed by Buyer;
(e)    the Escrow Agreement, duly executed by Buyer;

(f)    a Form 8023 executed by Buyer, making the Section 338(h)(10) Election for the acquisition of the Securities; and
(g)    such other documents and instruments as Seller may reasonably require in order to effectuate the transactions that are the subject of this Agreement.
All documents and instruments delivered to Seller shall be in form and substance reasonably satisfactory to Seller.
ARTICLE 7
CONDITIONS TO CLOSING; TERMINATION
7.1    Conditions to Each Party's Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver of both Parties in their sole discretion) of the following conditions, and promptly following the satisfaction or waiver of the following conditions Buyer and Seller shall, subject to satisfaction or waiver of the conditions set forth in Sections 7.2 and 7.3, cause the Closing to occur:
(a)    (i) there shall not be in effect any order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Governmental Authority of competent jurisdiction that has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby or affecting adversely in any material respect the right of Buyer to own the Securities, (ii) there shall not be any Law or order, decree or ruling enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal, and (iii) no Proceeding shall be pending which would reasonably be expected to have the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.
7.2    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions, and promptly following the satisfaction by Seller or waiver by Buyer of the following conditions Buyer shall, subject to satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.3, cause the Closing to occur:
(a)    Each of the representations and warranties of Seller set forth in this Agreement that are subject to materiality or Material Adverse Effect or similar qualifications shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date), and each of the representations and warranties of Seller set forth in this Agreement that are not subject to materiality or Material Adverse Effect or similar qualifications shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date) (without taking into account any disclosures to Buyer pursuant to Section 8.4 hereof)).
(b)    Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.
(c)    Seller shall have delivered, or caused to be delivered, to Buyer the documents set forth in Section 6.2.
(d)    The Restructuring shall have been consummated.
(e)    Since the Agreement Date, no Material Adverse Effect shall have occurred.
7.3    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions, and promptly following the satisfaction by Buyer or waiver by Seller of the following conditions Seller shall, subject to satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, cause the Closing to occur:
(a)    Each of the representations and warranties of Buyer set forth in this Agreement that are subject to materiality or similar qualifications shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct as of such specified date), and each of the representations and warranties of Buyer set forth in this Agreement that are not subject to materiality or similar qualifications shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date (except for any such representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date) (without taking into account any disclosures made by Buyer pursuant to Section 8.4 hereof)).
(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.
7.4    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer, if a breach or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which is incapable of being cured and renders impossible the satisfaction of one or more of the conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Section 7.2 above and Buyer is not then in material breach of any provision of this Agreement;
(c)    by Seller, if a breach or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which is incapable of being cured and renders impossible the satisfaction of one or more of the conditions to the obligations of Seller to consummate the Closing contemplated by this Agreement as set forth in Section 7.3 and Seller is not then in material breach of any provision of this Agreement; or
(d)    by Buyer or Seller if the Closing shall not have occurred on or before February 15, 2014, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.
7.5    Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall immediately terminate and have no further force and effect, except that (a) the covenants and agreements set forth in this Section 7.5 and ARTICLE 9 shall survive such termination indefinitely and (b) nothing in Section 7.4 or this Section 7.5 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement.
ARTICLE 8
COVENANTS AND OTHER AGREEMENTS
8.1    Conduct of Business. Except in connection with the Restructuring and except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, Seller shall, and shall cause the Company to, (a) conduct the Business only in the ordinary course consistent with past practices; (b) maintain its properties and equipment in sufficient operating condition and repair to enable it to conduct the Business in all material respects in the manner in which it is currently conducted, except for maintenance or repair required by reason of fire, flood, earthquake or other acts of God; (c) not issue any capital stock or other equity interest, or any options, warrants or other rights of any kind to purchase any capital stock or other equity interest, in the Company; (d) not enter into or amend any Employee Benefit Plan and not increase the rate or terms of compensation or benefits payable or to become payable by it to any of the directors, officers or employees of the Business; (e) use its reasonable efforts to preserve its relationships with the publishers, suppliers, customers, licensors and licensees of the Business; (f) not mortgage, pledge or subject to any Lien (other than any Permitted Lien) any Business Asset; (g) not settle any dispute regarding Taxes, file any amended Tax Return, or make any Tax election with respect to the Company; (h) not enter into, amend or take action to terminate any Material Contract other than in the ordinary course of the Company’s business with respect to publisher agreements; (i) not enter into any employment agreement except in connection with the hire of new employees for open requisitions related to the Business as of the date of this Agreement; and (j) not take any action that would cause any of the representations and warranties in Section 3.8 to no longer be true and correct as of the Closing Date.
8.2    Exclusivity. Seller shall not (and shall cause the Company and its other Affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby or in connection with the Restructuring) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company, (b) merger or consolidation involving the Company, (c) purchase or sale of any assets, capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Company (other than the purchase and sale of assets in the ordinary course of business consistent with past practice ), or (d) similar transaction or business combination involving the Company or its business or assets (each of the foregoing transactions described in clauses (a) through (d), a "Company Transaction") or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates or other than in connection with the Restructuring) to do or seek to do any of the foregoing. Seller agrees to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction.
8.3    Access to Records. At any time after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.4, Seller shall permit, and shall cause the Company to permit, Buyer, through its employees and representatives, to enter upon and make such reasonable investigation of the assets, properties, business and operations of the Company and the Business, and such examination of the books and records, financial condition and operations of the Company and the Business as Buyer may reasonably request. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances. Notwithstanding anything to the contrary contained in this Agreement, such investigation shall not unreasonably interfere with the business operations of the Company.
8.4    Notice of Developments. Each Party shall give prompt written notice to the other Party of (a) any breach of any of its representations or warranties contained in ARTICLE 2, ARTICLE 3 or ARTICLE 4, as the case may be, that would cause any of the conditions to closing set forth in ARTICLE 7 not to be satisfied, (b) any breach of any covenant hereunder by such party and (c) any other material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement.
8.5    Third Party Notices and Consents. Seller shall, and shall cause the Company to, give all required notices to third parties and shall use commercially reasonable efforts to obtain all required third party consents in connection with the matters contemplated by this Agreement.

8.6    Restrictive Covenants.
(a)    Confidentiality. From and after the date hereof, (i) Seller and its Affiliates will refrain from using or disclosing, and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any FM Confidential Information, and (ii) Buyer and its Affiliates will refrain from using or disclosing, and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Lijit Confidential Information. In the event that a Party reasonably believes after consultation with counsel that such party or its Affiliate is required by applicable Law or bona fide legal process to disclose any Confidential Information, such Party or such Affiliate may disclose only such Confidential Information as may be legally required, provided that it (i) provides the other Party with prompt notice before such disclosure so that such other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperates with such other Party in attempting to obtain such order or assurance.
(b)    Non-Competition. Seller covenants and agrees that during the period beginning on the Closing Date and ending upon the second (2nd) anniversary of the Closing Date (the “Term”), Seller and its controlled Affiliates will not, and will cause their directors, officers and employees (solely while acting in their capacities as such directors, officers and/or employees) not to, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, agent, representative, consultant, service provider or otherwise) in any business that (i) engages in any direct sales activities with respect to any form of monetized media derived from impressions or placements with digital media publishers in any format, including display, video, text links or “pay-per-click” or (ii) recruits publishers for the purpose of direct selling marketing programs using any of the foregoing digital media formats.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Seller or its controlled Affiliates in any respect from: (A) engaging in automated buying and selling of any form of media in any format to buyers and sellers of advertising that (x) is executed solely through biddable and non-biddable (provided that such non-biddable media is for non-guaranteed placement and is preemptible) digital exchanges, ad networks, digital sales platforms (“DSP”) or trading desks (collectively, “Programmatic Advertising”) and (y) does not include any form of direct buying or selling; (B) developing and marketing private digital marketplaces and audience segments to brands, agencies, publishers, ad networks, ad exchanges, data management platforms, DSPs and trading desks for, or to facilitate, in each such case, the purchase of Programmatic Advertising; (C) ad chaining third party ad networks and third party direct sellers of advertising delivered via Programmatic Advertising, so long as such ad chaining does not involve advertising inventory that has been purchased by Seller or any of its controlled Affiliates at a guaranteed price (nothing in this subsection (C) prevents Seller from enabling publishers to set floor pricing); (D) Media Trading being the simultaneous purchase and attempted sale of media by Seller through Programmatic Advertising; (E) providing Platform Services; and/or (F) owning less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market. Buyer and Seller agree to allocate an appropriate amount of the purchase price to the non-competition covenants contained herein in accordance with Section 8.7(g).

(c)     Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 8.6(b) above, Seller hereby covenants and agrees that, during the Term, Seller and its controlled Affiliates will not, and will cause their directors, officers and employees (solely while acting in their capacities as such directors, officers and/or employees) not to, directly or indirectly, solicit or initiate discussions with (or participate as an owner or equityholder in, or consultant or financing source for, any business that solicits or initiates discussions with) any publisher listed on Schedule 8.6(c) hereto (the “Restricted Publishers”), for purposes of providing goods or services (including any advertising related services) to such Restricted Publisher without the prior approval of Buyer; provided, however, that in the event that a Restricted Publisher terminates its Contract with the Company following the Closing Date, the restrictions in this Section 8.6(c) shall terminate solely with respect to such Restricted Publisher (a “Released Publisher”) on the earlier to occur of (x) the end of the Term and (y) the date that is 12 months following the effective date of such Contract termination. Seller hereby further covenants and agrees that (i) during the Term it and its controlled Affiliates shall not be a party to, or otherwise enter into or maintain, any agreement or arrangement with any Restricted Publisher (other than a Released Publisher after the applicable termination date of the restrictions set forth in this Section 8.6(c)) without the prior written consent of Buyer, and (ii) in furtherance of the foregoing, within 10 days following the Closing, Seller, Lijit and their respective controlled Affiliates shall terminate any and all contracts, agreements and arrangements with any Restricted Publisher. For the avoidance of doubt, this Section 8.6(c) prohibits Seller on behalf of itself or any of its controlled Affiliates from marketing or providing its services to any Restricted Publisher during the Term (other than to a Released Publisher after the applicable termination date of the restrictions set forth in this Section 8.6(c)).
(d)    Non-Solicitation of Employees and Contractors.
(i)    Seller hereby covenants and agrees that, during the Term, Seller and its controlled Affiliates will not, directly or indirectly, solicit for employment any individual that served as an employee of the Company at any time during the 6 month period prior to the Closing Date; provided, however, that the foregoing restriction on solicitations shall not restrict general solicitation of employment through advertisements or similar means that are not directed specifically at such employees.
(ii)    Buyer hereby covenants and agrees that during the Term Buyer will not, directly or indirectly, solicit for employment any individual that served as an employee of Seller or Lijit as of the Closing Date; provided, however, that the foregoing restriction on solicitation shall not restrict general solicitations of employment through advertisements or similar means that are not directed specifically at such employees.
(e)    Non-Disparagement. Seller hereby covenants and agrees that during the Term, Seller and its controlled Affiliates will not, directly or indirectly, (i) make any derogatory or disparaging statement or communication regarding Buyer or the Company or any of their employees, or (ii) make any specific statements identifying the Company by name or the specific transactions contemplated by this Agreement in a manner that is derogatory for the purpose of promoting the Lijit Business. Notwithstanding anything herein to the contrary, nothing in this

Section 8.6(e) shall limit Seller’s or its controlled Affiliate’s ability to make true and accurate statements or communications in connection with any disclosure Seller or its controlled Affiliates reasonably believe is required pursuant to applicable Law.
(f)    Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 8.6 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 8.6 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.
(g)    Acknowledgements; Remedies. Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 8.6 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Seller or any of its controlled Affiliates breached the provisions of this Section 8.6, (iii) any breach of the provisions of this Section by Seller or its controlled Affiliates would result in a significant loss of goodwill by Buyer and the Company, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 8.6 is reasonable given the benefits Seller will directly or indirectly receive hereunder, (vi) Seller is familiar with all the restrictive covenants contained in this Section 8.6 and is fully aware of its obligations hereunder, and (vii) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this Section 8.6 in any legal proceeding, regardless of who initiates litigation. Seller further acknowledges and agrees that irreparable injury will result to Buyer if Seller or any of its controlled Affiliates breaches any of the terms of this Section 8.6, and that in the event of an actual or threatened breach by Seller or any of its controlled Affiliates of any of the provisions contained in this Section 8.6, Buyer will have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller or any of its controlled Affiliates of any of the provisions contained in this Section 8.6, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Seller shall cause its controlled Affiliates to comply with this Section 8.6, and shall be liable for any breach by any of its controlled Affiliates of this Section 8.6. In the event of a breach or violation by Seller or any of its controlled Affiliates of this Section 8.6, the Term with respect to Seller shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 8.6.
(h)    Buyer acknowledges and agrees that irreparable injury will result to Seller if Buyer or any of its controlled Affiliates breaches any of the terms of this Section 8.6,

and that in the event of an actual or threatened breach by Buyer or any of its controlled Affiliates of any of the provisions contained in this Section 8.6, Seller will have no adequate remedy at Law. Buyer accordingly agrees that in the event of any actual or threatened breach by Buyer or any of its controlled Affiliates of any of the provisions contained in this Section 8.6, Seller shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Buyer shall cause its controlled Affiliates to comply with this Section 8.6, and shall be liable for any breach by any of its controlled Affiliates of this Section 8.6.
8.7    Agreements Regarding Tax Matters.
(a)    Preparation and Filing of Tax Returns.
(i)    Seller shall timely prepare or cause to be prepared and file or cause to be filed (including applicable extensions of time to file), at Seller’ expense, all Income Tax Returns for the Company with respect to periods ending on or before the Closing Date which are first due after the Closing Date (any such period, a “Pre-Closing Period”). All such Tax Returns shall be prepared in accordance with applicable Law and the Company’s past practice (provided that such past practice is consistent with applicable Law. Seller shall provide each such Tax Return to Buyer for review, comment and, in the case of any such Tax Return that is a stand-alone Tax Return, for filing no later than thirty (30) days before the due date for such Tax Return (taking into account applicable extensions of time to file); provided, however, if Seller shall fail to provide any such Tax Return to Buyer as set forth in this Section 8.7(a)(i), Buyer shall prepare and file such Tax Return. If Seller and Buyer are unable to resolve any dispute regarding such Tax Return fifteen (15) days after Seller submits such Tax Return to Buyer, the dispute shall be resolved by the Accountants in accordance with Section 1.4(e). Seller shall pay to Buyer an amount equal to all Taxes of the Company with respect to any Pre-Closing Tax Period at least ten (10) days before the date on which Buyer or the Company would be required to pay such Taxes.
(ii)    Buyer shall prepare or cause to be prepared and file or cause to be filed any Income Tax Returns of the Company for any taxable period of the Company that includes (but does not end on) the Closing Date (each such taxable period, a “Straddle Period, ” and each such Tax Return, a “Straddle Tax Return”), and Buyer shall permit Seller to review and comment on each such Straddle Tax Return prior to filing. If Buyer and Seller are unable to resolve any dispute regarding such Tax Return within fifteen (15) days after Buyer submits such Tax Return to Seller, the dispute shall be resolved by the Accountants in accordance with Section 1.4(e). Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date shall be referred to herein as “Pre-Closing Taxes.” Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns at least ten (10) days before the date on which Buyer or any of the Company would be required to pay such Taxes.

(b)    Allocation of Tax Liability. For all purposes under this Agreement (including the determination of Pre-Closing Taxes), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of any Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, be deemed to be the amount of such Tax for the entire taxable period of the Company multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the end of the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the Company’s taxable period ended on the end of the Closing Date.
(c)    Cooperation on Tax Matters. Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    Tax Sharing Agreements. Seller shall cause all Tax sharing or distribution agreements, other than this Agreement, providing for the sharing of Tax liabilities to which the Company is a party to be terminated as of 12:01 a.m. on the Closing Date and the Company to not be bound thereby or have any Liability thereunder with respect to any taxable period.
(e)    Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Buyer shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.
(f)    Tax Controversies. Buyer shall give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability of any of the Company (each a “Tax Claim”) for which Seller is responsible pursuant to this Agreement; provided that Buyer’s failure to give such notice shall not relieve the Seller of its indemnification obligations hereunder except to the extent (and only to the extent) that Seller has been prejudiced thereby. Seller may, at its own expense, participate in and, upon written notice to Buyer, assume the defense of any Tax Claim for which Seller is responsible pursuant to this Agreement, provided that (i) Seller provides such written notice within ten (10) days after becoming aware of the assertion of any Tax Claim, (ii) the defense of such Tax Claim can be conducted separately from the defense of any Tax Claim for which Seller is not responsible pursuant to this Agreement, (iii) Seller shall (a) enter into an agreement with Buyer

(in form and substance reasonably satisfactory to Buyer) pursuant to which Seller agree to be fully responsible (with no reservation of rights) for all Adverse Consequences relating to such claims and that it will provide full indemnification (whether or not otherwise required hereunder) to Buyer for all Adverse Consequences relating to such claim, (b) unconditionally guarantee the payment and performance of any Liability which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (c) furnish Buyer with reasonable evidence that Seller is and will be able to satisfy any such Liability, (iii) Seller’s counsel is reasonably acceptable to Buyer, (iv) Seller shall thereafter consult with Buyer upon Buyer’s reasonable request for such consultation from time to time with respect to such Tax Claim, (iv) Seller shall not, without Buyer’s prior written consent, agree to any settlement with respect to any Tax Claim if such settlement could adversely affect any Tax Liability of Buyer or any Affiliate of Buyer (including, following the Closing, for the avoidance of doubt, the Company) (any such Tax Claim, a “Seller Tax Claim” and any other Tax Claim, a “Buyer Tax Claim”). Buyer shall have exclusive control over all Buyer Tax Claims and shall have the right (but not the duty) to participate in the defense of any Seller Tax Claim, and to employ counsel, at its own expense, separate from the counsel employed by Seller in such Seller Tax Claim.
(g)     Tax Elections.
(i)    Seller shall join with Buyer in making and filing a timely (a) election under Section 338(h)(10) of the Code with respect to the acquisition of the Securities as contemplated herein and any corresponding available elections under state, local or foreign Tax Law ( the “Section 338(h)(10) Election”) and (b) election under Section 336(e) of the Code with respect to the acquisition of the Securities as contemplated herein and any corresponding available elections under state, local or foreign Tax Law (the “Section 336(e) Election”). For the avoidance of doubt, if the acquisition of the Securities pursuant to this Agreement would qualify (in the absence of Treasury Regulation Section 1.336-1(b)(6)) for both the Section 338(h)(10) Election and the Section 336(e) Election, it is the expectation of the parties hereto that the acquisition of the Securities pursuant to this Agreement will first qualify, and shall be treated as qualifying, under Section 338(h)(10) of the Code, and the parties hereto shall not take any position inconsistent with such expectation, unless required by a final “determination” (as that term is defined in Section 1313 of the Code or any comparable or similar provision of state, local or foreign Tax Law) by a Governmental Authority.
(ii)    Buyer agrees to provide Seller with such information and cooperation as Buyer may reasonably request in connection with the preparation of any document or Tax Return necessary to effect the Section 338(h)(10) Election. Seller shall promptly take all steps reasonably requested by Buyer to properly file the Section 338(h)(10) Election, including executing IRS Forms 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) (“Form 8023”) or 8883 (Asset Allocation Statement under Section 338) (“Form 8883”).
(iii)    Allocation. With respect to the Section 338(h)(10) Election and the 336(e) Election, within sixty (60) days following the determination of Final Net Working Capital in accordance with Section 1.4(e), Buyer shall provide Seller with a proposed allocation of (i) in the case of the Section 338(h)(10) Election the “adjusted grossed-up basis” as defined in Treasury Regulation 1.338-5(a) (“AGUB”) among the assets of the Company in accordance with Treasury Regulation Sections 1.338-6 and 1.338-7 and the principles set forth on Exhibit 8.7(g) attached hereto (as finally determined pursuant to this Section 8.7(g) and including any subsequent adjustment thereto pursuant to this Section 8.7(g), the “Section 338(h)(10) Allocation”), and (ii) in the case of the 336(e) Election, the Purchase Price (and any other item of consideration for purposes of section 1060 of the Code) among the assets of the Company in accordance with Section 1060 of the Code and the principles set forth on Exhibit 8.7(g) hereto (as finally determined pursuant to this Section 8.7(g)(iii) and including any subsequent adjustment thereto pursuant to this Section 8.7(g), the “Section 336(e) Allocation” and together with the Section 338(h)(10) Allocation, the “Allocations”). In the case of any adjustment to the AGUB or the Purchase Price requiring an amendment to either or both of the Allocations, Buyer shall prepare such amendment and such amended Allocations shall, subject to the review and dispute resolution provisions of this Section 8.7(g)(iii), become the Allocations. Upon receipt from Buyer, Seller shall have thirty (30) days to review the determinations set forth in the Allocations (the “Allocation Review Period”). At Seller’s request, Buyer (x) shall reasonably cooperate and assist, and shall cause its representatives to assist, Seller and its representatives in the review of the Allocation and (y) shall provide Seller and its representatives with any information reasonably requested by them in connection with the Allocations. If Seller disagrees with any determinations set forth on the Allocations, Seller shall, on or prior to the last day of the Allocation Review Period, deliver a written notice to Buyer (the “Allocation Notice of Objection”), setting forth its objections. Unless Seller delivers the Allocation Notice of Objection to Buyer within the Allocation Review Period, Seller shall be deemed to have accepted the determinations set forth in the Allocations. If Seller delivers the Allocation Notice of Objection to Buyer within the Allocation Review Period, Buyer and Seller shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed determinations. At the end of any such period or any mutually agreed extension thereof, any remaining disputes between Buyer and Seller regarding the Allocations shall be resolved by the Accountants in accordance with the dispute resolution mechanism set forth in Section 1.4(d). The Parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Allocations as prepared pursuant to this Section 8.7(g)(iii).
8.8    Employee Benefit Matters.
(a)    An employee of the Company immediately prior to the Closing and who remains an employee of the Company or becomes an employee of Buyer following the Closing shall be a “Continuing Employee” effective as of, and following, the Closing. Buyer shall allow the Continuing Employees to enroll in Buyer’s employee benefit plans, programs, policies and arrangements (the “Buyer Plans”), including its medical plan, dental plan, life insurance plan and disability plan, bonus plans, severance benefits, and other bonus or benefit arrangements (if any), on substantially similar terms to those applicable to similarly situated employees of Buyer, to the extent permitted by the terms of the applicable Buyer Plans.

(b)    Effective as of, and following, the Closing and to the extent permitted by the terms of the applicable Buyer Plans, Buyer and its subsidiaries will provide credit for each Continuing Employee’s length of service with the Company (including any length of service with any subsidiary of the Company) for all purposes (including eligibility, vesting and benefit accrual) under each Buyer Plan, except that such prior service credit will not be required (i) with respect to accrued benefits under any defined benefit pension plan, (ii) to the extent that it results in a duplication of benefits, or (iii) with respect to the vesting of awards under Buyer’s equity compensation plans, if any.
(c)    Effective as of, and following, the Closing, to the extent permitted or required by applicable Law, Buyer and its subsidiaries will cause any Buyer Plan in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Buyer Welfare Plans”) to (i) waive all limitations as to preexisting conditions, requirements for insurability, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees (and their eligible dependents), (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Employee Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Buyer Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee (and his or her eligible dependents) following the Closing.
(d)    Nothing in this Section 8.8 shall (i) provide any Company employees with enforceable rights or otherwise limit the ability of the Company or the Buyer to modify or terminate Company employees or their terms and conditions of employment following the Closing Date or (ii) constitute a benefit plan or an amendment to a benefit plan.
8.9    Indemnification of Company Directors and Officers; Insurance Matters
(a)    For six (6) years following the Closing, Buyer shall, and shall cause the Company, to fulfill and honor the indemnification agreements between the Company and its officers and directors existing prior to the date of this Agreement (the “Company Indemnitees”), including any provisions existing in the Certificate of Incorporation or the bylaws of the Company as of the date of this Agreement with respect to claims arising out of matters occurring at or prior to the Closing. Any claims for indemnification made under this Section 8.9 on or prior to the sixth anniversary of the Closing shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 8.9 shall not apply to any claim based on a claim for indemnification made by a Buyer Indemnified Party pursuant to Article 5.
(b)    Seller shall cause to be maintained in effect, and have the Company named as an additional insured under, (i) a directors’ and officers’ liability policy or policies that covers the Company Indemnitees until the six (6) year anniversary of the Closing, (ii) an employment practices liability policy or policies until the six (6) year anniversary of the Closing, (iii) an errors and omissions liability policy or policies until the three (3) year anniversary of the

Closing and (iv) a media liability policy or policies until the three (3) year anniversary of the Closing, in each of the foregoing cases, (x) providing coverage with respect to claims arising out of the conduct by the Company of its business and operations prior to the Closing, and (y) that are comparable to the Company’s corresponding insurance policies in effect as of the date hereof (the “Required Insurance”); provided, however, that, in each such case, in the event that Seller, or all or substantially all of Seller’s assets, is acquired by another entity, Seller shall be released from its obligations hereunder to maintain the Required Insurance upon the consummation of such acquisition if (A) Buyer and Seller mutually agree (such agreement not to be unreasonably withheld) that such acquiring entity is sufficiently capitalized to self-insure for the matters covered by the Required Insurance, or (B) Seller or the applicable acquiring entity purchases “tail” insurance policies to replace such Required Insurance. During the first three years following the Closing, promptly following the annual renewal date of each of the foregoing insurance policies, Seller shall furnish to Buyer an insurance certificate evidencing continued compliance with the requirements of this Section 8.9(b); and thereafter until the date that is six years following the Closing, promptly following any written request of Buyer, Seller shall furnish to Buyer an insurance certificate evidencing continued compliance with the requirements of this Section 8.9(b).
(c)    The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by the Company Indemnitees (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 8.9).
8.10    Post-Closing Distributions by Seller. Seller covenants and agrees that during the period beginning on the Closing Date and ending upon the third (3rd) anniversary of the Closing, Seller shall not pay a cash dividend or make any other cash distribution in respect of its capital stock from the proceeds of the sale of the Securities hereunder unless prior to making any such dividend or distribution Seller shall have provided Buyer with financial assurances reasonably satisfactory to Buyer with respect to the Seller’s ability to satisfy any payment obligations of Seller hereunder (including those obligations arising under Article 5); provided that notwithstanding anything herein to the contrary, it is agreed and acknowledged that Seller is not restricted in any respect from paying any cash dividend or other distribution that is satisfied from cash generated by Seller from its consolidated operations following the Closing.
8.11    Further Assurances.
(a)    Upon the terms and subject to the conditions hereof, each of the Parties shall use its respective commercially reasonable efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) obtain all necessary waivers, consents and approvals.
(b)    Each of the Parties agrees that subsequent to the Closing Date, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement, the Transaction Documents and the Restructuring or to vest, perfect or confirm ownership by Buyer of the Securities and by the Company of the Business Assets and by Seller or Lijit of (x) the “Contributed Assets” under the Contribution Agreement and (y) the Contracts and other assets listed on the Schedule of Distributed Assets.
8.12    General Release. Effective upon the Closing, Seller, on Seller’s own behalf and on behalf of Seller’s directors, officers, stockholders, successors, assigns and any other Person that may claim by, through or under Seller (collectively, the “Releasing Parties”), hereby (a) irrevocably waives, releases and discharges the Company and each of their respective present and former directors, officers, employees, agents and representatives (collectively, the “Releasees”) from any and all Liabilities that any Releasing Party may assert against the Releasees by reason of any matter, act, omission, transaction, cause or thing from any time up until and including the Closing (“Claims”), and (b) agrees that no Releasing Party will bring or voluntarily participate in or assist any Proceeding that relates to any released Claim pursuant to this Section 8.12, provided that the foregoing release shall not apply to any Claims arising from the rights of a Releasing Party (i) under this Agreement, (ii) under any other agreements entered into between the Company and such Releasing Party in connection with the consummation of the transactions contemplated by this Agreement, (iii) under any existing agreement such Releasing Party has with the Company (including any written indemnification agreement) which has been provided to Buyer prior to the date hereof, (iv) under any director and officer insurance policy pursuant to which such Releasing Party is a direct or indirect beneficiary, or (v) if such Releasing Party is an employee of the Company, for compensation due and owing for performance of employment services in the ordinary course of the Company’s business or pursuant to any Contracts or Employee Benefit Plan of the Company.
8.13    Accounts Payable and Accounts Receivable.
(a)    No later than fifteen (15) business days following the Closing, Seller shall deliver to Buyer a statement prepared by Seller in good faith, certified by the chief accounting officer of Seller on behalf of Seller, setting forth a list of (i) all accounts receivable of the Business as of the Closing Date and (ii) all accounts payable of the Business as of the Closing Date, in each case, based on the actual knowledge of such chief accounting officer.
(b)    All payments and reimbursements made by any third party in the name of or to Seller in connection with or arising out of the Business, shall be held by Seller in trust for the benefit of Buyer, and within ten (10) business days after receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received by Seller in connection therewith.
8.14    Use of Name. Following the Closing, neither Seller or Lijit nor any of their respective Affiliates shall use the “Federated Media” or “FM” brand names or any confusingly similar variation thereof for any purpose.
8.15    Financial Information.

(a)    Following the Closing, Seller shall prepare GAAP-compliant audited financial statements for the Business for the fiscal year ended December 31, 2012 that satisfy the requirements of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the “SEC”), within seventy (70) days following the Closing Date. In addition, Seller shall assist Buyer, and shall cause its legal counsel, officers and employees to work with Buyer, for the purpose of Buyer’s preparation of GAAP-compliant audited financial statements for the Business for the fiscal year ended December 31, 2013, that satisfy the requirements of Regulation S-X promulgated by the SEC, within seventy (70) days following the Closing Date (including providing Buyer and its accountants with access to Seller’s auditor in connection therewith). During such period, Buyer will afford Seller full access to the books, records and other data relating to the Company and the Business, and shall make available to Seller such personnel of the Company, Buyer or any Buyer Affiliate as may be reasonably requested by Seller, for the foregoing purposes. To the extent necessary to allow Buyer to comply with its SEC reporting requirements, Seller shall provide appropriate representations (assuming it can make such representations) to its independent accountants in connection with the preparation of such financial statements.
(b)    Buyer hereby consents to Seller’s use of the audited financial statements of the Business for the fiscal year ended December 31, 2013 in the audited financial statements of Seller for the fiscal year ended December 31, 2013.
(c)    Seller shall be solely liable for all costs and expenses of any accountant and/or legal counsel incurred by Seller with respect to the preparation of the audited financial statements of the Business for the fiscal year ended December 31, 2012 (the “Seller Accounting Expenses”).
(d)    Buyer shall be solely liable for all costs and expenses of any accountant and/or legal counsel incurred by Buyer with respect to the preparation of the audited financial statements of the Business for the fiscal year ended December 31, 2013 (the “Buyer Accounting Expenses”).
8.16    Accounting Assistance. During the three month period immediately following the Closing Date, Buyer will make available to Seller the services of the existing personnel of the Company in the accounting department for no more than 130 hours a month, as and when reasonably requested by Seller, to assist the Seller with certain accounting and tax-related work for Seller and its Subsidiaries, including with respect to, but not limited to, (a) the monthly close of Lijit’s financial books for the months ended January 31, 2014, February 28, 2014 and March 31, 2014, (b) 2013 Form 1099 reporting and related matters, (c) payments to publishers, (d) any Silicon Valley Bank audits, (e) the implementation of a new Microsoft Dynamic AX application and system for Seller and its Subsidiaries, and (f) transition activities in connection with Seller’s hire of new financial personnel.
8.17    Business Information. Following the Closing Date, upon reasonable advance notice, the Buyer will afford Seller, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Company and the Business in its possession with respect to periods prior to the Closing Date and Seller shall have the right to make copies and extracts therefrom, to the extent that such access and copy documentation may be reasonably required by Seller in connection with (i) the determination or enforcement of rights and obligations under this Agreement, (ii) compliance with the requirements of any Governmental Authority, (iii) the determination or enforcement of the rights and obligations of any party entitled to indemnification under Article 5, (iv) any actual or threatened Proceeding, (v) the preparation of financial statements and Tax Returns, and (vi) matters related to equity interests in the Company prior to the Closing. Furthermore, Seller shall, subject to any restrictions set forth in the applicable underlying agreement, be permitted to make, retain and use an exact replica of the existing Microsoft Dynamic AX instance as of prior to the Closing for the purpose of implementing a new Microsoft Dynamic AX system for Seller and its subsidiaries and to make copies, at its own expense, of all data in the Microsoft Dynamic AX system through the Closing for the purposes described in this Section 8.17.

ARTICLE 9
MISCELLANEOUS
9.1    Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address or such other address as such Party may have given to the other Parties by notice pursuant to this Section 9.1:
If to Seller:    FMPL Holdings, Inc.
    1 Beach Street, Suite 301
    San Francisco, CA 94133
    Attention: Chief Financial Officer
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
    555 California Street
    San Francisco, CA 94104
    Facsimile: (415) 281-1350
    E-Mail: mrossiter@fenwick.com     ltwomey@fenwick.com
    Attention: Matthew Rossiter
     Lynda Twomey

If to Buyer:	c/o LIN Television Corporation One West Exchange Street, Suite 5A Providence, RI 02903

Facsimile: (401) 454-2817
E-Mail: denise.parent@linmedia.com
Attention: General Counsel
with a copy (which shall not constitute notice) to:

Paul Hastings LLP
875 15th Street, N.W.
Washington, D.C. 20005
Facsimile: (202) 551-0343
E-Mail:    ericgreenberg@paulhastings.com
    colbygifford@paulhastings.com
Attention:    Eric Dodson Greenberg
    Colby Gifford

Notice shall be deemed given on (a) the date such notice is personally delivered, (b) three (3) days after the mailing if sent by certified or registered mail, (c) one (1) business day after the date of delivery to the overnight courier if sent by overnight courier, or (d) the date such notice is transmitted by facsimile or electronic mail, if such transmission is prior to 5:00 p.m. Eastern time on a business day, or the next succeeding business day if such transmission is later.
9.2    General Definitions. For the purposes of this Agreement, the following terms have the meaning set forth below:
“2013 Note and Warrant Purchase Agreement” means the Note and Warrant Purchase Agreement, dated as of February 19, 2013, by and among the Company and the “Investors” party thereto.
“2013 Notes and Warrants” means those certain Subordinated Convertible Promissory Notes issued under the 2013 Note and Warrant Purchase Agreement and the 2013 Warrants.
“2013 Warrants” means those certain warrants exercisable for capital stock of the Company issued under the 2013 Note and Warrant Purchase Agreement.
“Adverse Consequences” means any and all Liabilities, losses, damages, awards, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that with respect to Seller, in no event shall an Affiliate include any Person that is part of the portfolio of investments made by any stockholder of the Company that is a venture capital fund or other institutional financial investor.
“Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).
“Boing Boing Extension Payment” means any amount payable to Happy Mutants LLC pursuant to Section 6 of that certain Publisher Agreement dated as of July 1, 2013 between Happy Mutants LLC and the Company.
“Business Liabilities” means (i) obligations of the Company with respect to current trade accounts payable incurred in the conduct of the Business to the extent reflected as a liability in the calculation of Final Net Working Capital, (ii) obligations of the Company with respect to the current accrued expenses incurred in the conduct of the Business to the extent reflected as a liability in the calculation of Final Net Working Capital, (iii) obligations arising under the Contracts of the Company exclusively related to the Business, and (iv) any Liabilities of the Company or the Business disclosed in Schedule 3.7 of the Disclosure Schedules to this Agreement (other than any Liabilities arising out of or relating to the “FTB Matter” referenced in Schedule 3.7).
“Buyer Indemnified Parties” means, Buyer, the Company and Buyer’s other Affiliates and their respective equity holders, directors, managers, officers, employees, agents and representatives.
“Buyer Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit C.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means FM Confidential Information or Lijit Confidential Information, as applicable.
“Contracts” means all contracts, agreements, licenses, insertion orders, and binding commitments, obligations and understandings, in any case whether written or oral, to which the Company is party or by which any of the Business Assets are bound.
“Deferred Revenue” means the amount, as of 12:01 a.m. Pacific Standard Time on the Closing Date, that should, in accordance with the Agreed Accounting Principles, be treated as deferred revenue, but in any event excluding any deferred revenue arising under FASB rule EITF 08-01.
“Employee Performance Bonuses” means those bonuses set forth on Schedule of Performance Bonuses.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means the Company, Seller and any predecessor of the Company and Seller and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by the Company and Seller and/or any predecessor of the Company and Seller, under Section 414 of the Code.
“FM Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business or the products, services or research or development of the Business or its customers, publishers, suppliers, distributors or other business relations. FM Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of Seller or its Affiliates.
“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 2.1(a), 2.2, 2.5, 3.1(a), 3.2, 3.5, 3.9(a), 3.16, 3.20, 4.1(a), 4.2 and 4.5.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including any source, special nuclear, or by‑product material as defined in 42 U.S.C. § 2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.
“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Income Tax.
“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.
“Indebtedness” means, with respect to the Company, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business), including earn-outs, payments under non-compete agreements and seller notes, (v) all obligations created or arising under any conditional sale or other title retention agreement, (vi) all obligations secured by a Lien, other than Permitted Liens (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (viii) all obligations in respect of bankers’ acceptances or letters of credit, (ix) all obligations of any Person which are directly or indirectly guaranteed by the Company or in respect of which the Company has otherwise assured an obligee against loss, and (x) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (ix) above, in each case, that are outstanding as of the Closing.
“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including but not limited to catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals), (v) all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation) (collectively, “Software”), (vi) all other proprietary and intellectual property rights, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“Knowledge” means, when referring to the “knowledge” of the Company, or any similar phrase or qualification based on knowledge of the Company or Seller, the actual knowledge of John Batelle, Walter Knapp, Keith Bencher, Tony Cheung and Laney Whitcanack, following due inquiry of those employees of the Company who are charged by the Company with supervisory or operational responsibility for the particular matter in question.
“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, order, certification standard, accreditation standard, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority.
“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.
“Lijit Business” means (A) engaging in the direct sales of all types of media (including, without limitation, text, images, video and audio) to programmatic buyers of advertising (including, without limitation, DSPs, agency and advertiser trading desks and programmatic advertising buyer groups), (B) developing private marketplaces for the programmatic purchase of media by advertisers, (C) media trading, and (D) providing Platform Services.
“Lijit Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, (a) to the extent that such information solely and exclusively relates to (x) the Lijit Business or the products, services or research or development of the Lijit Business or (y) its customers, suppliers, distributors or other business relations, in each case, that has been provided to Buyer in connection with Buyer’s due diligence investigation undertaken by Buyer in connection with the transactions contemplated hereunder, (b) is solely and exclusively related to the Lijit Business and reflected in the business records of FM, (c) that are the strategic objectives or business plan of the Lijit Business and/or relates to the mix of products and services, or the manner in which such products or services are provided, by the Lijit Business with respect to the offer and performance of Platform Services, (d) relates to the organizational and corporate governance documents, and/or the capitalization of, FM prior to the consummation of the Restructuring, or relates to the organizational and corporate governance documents, and/or the capitalization of Seller following the Restructuring, or the equity interests of any stockholder or other equity holder in FM or Seller, or the rights and obligations of such equity holders with respect to such equity interests, (e) that is historical financial information to the extent that it relates to the Lijit Business, and/or (f) that relates to those employees of FM who will become employees of Seller or Lijit as a result of the Restructuring, including compensation information and personnel files related to such employees. Lijit Confidential Information shall not include (i) any information regarding publishers who have received services from the Company and (ii) any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of Buyer or its Affiliates.
“Material Adverse Effect” with respect to the Company means any change, event, violation, circumstance or effect, or series of changes, events, violations, circumstances or effects when taken in the aggregate, (each, an “Effect”) that is or would be reasonably likely to become materially adverse in relation to the assets, liabilities, financial condition, operations or results of operations of the Business except to the extent that any such Effect results from: (A) changes in general economic conditions (provided that such changes do not have a materially disproportionate effect on the Company as compared to the Company’s competitors); (B) changes affecting the industry generally in which the Company operates (provided that such changes do not affect the Company disproportionately as compared to the Company’s competitors); (C) changes in applicable Laws or GAAP; (D) failure to meet internal budgets, plans, estimates or forecasts, as to revenue, earnings or other financial performance in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure, unless such underlying Effect would otherwise be excluded from this definition); (E) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; or (F) any worldwide or national conditions or circumstances (political, economic, financial, regulatory or otherwise), including an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside of the United States.
“Media Trading” means the simultaneous purchase and attempted sale of media by Seller via Programmatic Advertising.
“Party” means any party to this Agreement.
“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.
“Permits” means permits, licenses, registrations, qualifications, approvals and authorizations by or of Governmental Authorities.
“Permitted Liens” means: (i) statutory Liens for Taxes or governmental assets that are not yet due and payable or that may thereafter be paid without penalty, or liens for Taxes, as reflected on Schedule 3.16(e), being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iii) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens, with respect to which the underlying obligations are not delinquent, (iv) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, and (v)

zoning, entitlement, building and other land use regulations imposed by Governmental Authority having jurisdiction over the Company’s leased premises which are not violated by the current use and operation thereof.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.
“Platform Services” has the meaning set forth in Schedule 8.6(b).
“Proceeding” means any suit, action, proceeding, arbitration, mediation, investigation or audit.
“Related Party” means Seller, each officer or director of the Company, each immediate family member of any director or officer of the Company, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than the Company); provided that in no event shall an Affiliate include any Person that is a venture capital fund or other institutional financial investor or any Person that is part of the portfolio of investments made by any stockholder of the Company that is a venture capital fund or other institutional financial investor, but in any event shall include John Battelle and his Related Parties.
“Related Party Transaction” means any Contract, or legally binding arrangement, between the Company, on the one hand, and any Related Party, on the other hand.
“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.
“Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Seller Indemnified Parties” means Seller and Seller’s Affiliates and their respective equity holders, directors, officers, employees, agents and representatives.
“Seller Taxes” means any Taxes (i) imposed on Seller for any taxable period, (ii) imposed with respect to the Company or its assets or operations for any taxable period (or portion of any taxable period) ending on or before the Closing Date, (iii) imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), (iv) of any Person (other than the Company) imposed on the Company as a result of (a) any transferee or secondary liability for a Tax, (b) any liability assumed by agreement, Law, contract or otherwise, or (c) being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Tax Law, or (v) imposed on Buyer as a transferee or successor of Seller.
“Seller Transaction Expenses” means (i) all of the fees, costs and expenses incurred by the Company prior to the Closing in connection with the transactions contemplated by this

Agreement, including all fees, costs and expenses payable to attorneys, financial advisors, brokers, investment bankers or accountants (but excluding the Seller Accounting Expenses and the Buyer Accounting Expenses), (ii) all payments by the Company to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement, and (iii) all obligations of the Company to the extent arising as a result of the consummation of the transactions contemplated by this Agreement under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all change of control payments (including change of control bonuses arising under any Publisher Agreement to which the Company is a party as of the Closing Date), retention bonuses, stock appreciation amounts, phantom stock or similar obligations, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations, in each such case, to the extent not (i) paid or otherwise satisfied prior to the Closing, (ii) assumed by Seller or Lijit in connection with the Restructuring, or (iii) otherwise released in full to Buyer’s satisfaction prior to the Closing; provided that, notwithstanding the foregoing, in no event shall any of the Boing Boing Extension Payment or the Employee Performance Bonuses constitute a Seller Transaction Expense.
“Seller Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit D.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.
“Tax” means (i) any and all multi-national, U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, registration, value added or other indirect, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare (whether or not considered a tax under applicable Law), escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; (ii) any transferee or secondary liability for a “Tax” as described in clause (i); and (iii) any liability for a “Tax” as described in clause (i) assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).
“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and Treasury Form TD F 90-22.1) filed or required to be filed with any Governmental Authority, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.
“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby, including the Contribution Agreement.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“U.S.” or “United States” means the United States of America.
9.3    Third Parties. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors, permitted assigns, executors and legal representatives, any Person entitled to indemnification under Article 5, any Releasee and any Company Indemnitees with respect to the provisions of Section 8.9. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article 5, any Releasee and any Company Indemnitee with respect to the provisions of Section 8.9) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.4    Expenses. Buyer shall pay, or reimburse its Affiliates for, all costs and expenses incurred or to be incurred by Buyer or its Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All Seller Transaction Expenses shall be promptly paid by Buyer on Seller’s behalf, as such Seller Transaction Expenses become due, pursuant to Section 1.3(a). In the event that any Seller Transaction Expense that has been deducted from the Base Amount pursuant to Section 1.3(c) does not ultimately become due and payable by the Company (including any bonus payment to employees or publishers who do not satisfy the conditions for receiving such bonus payment in accordance with the terms of the agreements or plans governing such bonus payments), Buyer shall promptly pay the amount of such Seller Transaction Expense to Seller. Buyer shall not waive any of the conditions for receipt by any Person of any Seller Transaction Expense without the prior written consent of Seller. At Seller’s reasonable request, Buyer shall deliver a written certificate to Seller certifying the amount of Seller Transaction Expenses paid by Buyer or any of its Affiliates following the Closing and the Persons to whom such Seller Transaction Expenses were paid.
9.5    Amendment; Waiver. This Agreement shall not be amended or modified except by an agreement in writing duly executed by each of Buyer and Seller. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.
9.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.
9.7    Assignments. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Seller to (a) any Affiliate of Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company or (c) any lender to Buyer and/or the Company as security for borrowings, provided that, in the case of (a) or (c), Buyer remains ultimately liable for all of Buyer’s obligations hereunder, and in the case of (b) such purchaser assumes Buyer’s obligations hereunder.
9.8    Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
9.9    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address (or in the case of Seller, Seller’s address) set forth herein shall be effective service of process for any such Proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Transaction Document.
9.11    Public Announcements. No Party shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of the other Party, unless otherwise required by Law or the rules of any securities exchange.
9.12    Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to” and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in Articles 2, 3 and 4 shall be deemed to include information transmitted via electronic mail, facsimile or other electronic transmission. For purposes of Article 3, information shall be deemed to have been “made available” to Buyer only if such information was posted to the electronic data room maintained by Fenwick & West LLP in a manner accessible and reviewable by Buyer at least 2 days prior to the date hereof. The Parties agree that any drafts of this Agreement or any Transaction Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Transaction Document, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.
9.13    Invalid Provisions. Subject to Section 8.6(f), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
9.14    Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including electronic mail of .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
9.15    Entire Agreement. All references in this Agreement or the Transaction Documents to this Agreement shall include all Exhibits and Schedules hereto. This Agreement and the Transactions Documents set forth the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:
LIN DIGITAL MEDIA LLC By: Name: Its:

SELLER:
FMPL HOLDINGS, INC. By: Name: Its:

(Signature page to Stock Purchase Agreement)
LEGAL_US_E # 107148802.18